Exhibit 2.1

Agreement and Plan of Merger

by and among

Sugarmade, Inc.,

Carnaby Spot Bay Corp,

Lemon Glow Company

And

Ryan Santiago, as the Shareholder Representative

Dated as of May 12, 2021

i

ii

Exhibit A	Form of Promissory Note

iii

Agreement and Plan of Merger

This Agreement and Plan of Merger (this “Agreement”) is entered into as of May 12, 2021 (the “Effective Date”) by and among (i) Sugarmade, Inc., a Delaware corporation (“Parent”), (ii) Carnaby Spot Bay Corp, a California corporation and a wholly owned subsidiary of Parent (“Merger Sub”), (iii) Lemon Glow Company, a California corporation (the “Company”) and (iv) subject to Section 10.01, Ryan Santiago as the “Shareholder Representative”. Each of Parent, Merger Sub, the Company, and the Shareholder Representative are referred to herein as a “Party” and together as the “Parties”. Certain capitalized terms used in this Agreement shall have the respective meanings ascribed thereto in Article I.

RECITALS

WHEREAS, the Parties wish to effect a business combination through a merger of Merger Sub with and into the Company, (the “Merger”), on the terms and subject to the conditions set forth in this Agreement, with the Company continuing as the surviving corporation in the Merger;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has duly approved, adopted and declared advisable this Agreement and the Merger and the other transactions contemplated hereby and thereby (the “Transactions”), and recommended that the Company Shareholders approve this Agreement, the Merger and the Transactions;

WHEREAS, the Board of Directors of Merger Sub and the Board of Directors of Parent, as the sole shareholder of Merger Sub, have each duly approved and declared advisable this Agreement, the Merger and the Transactions, and, in connection with the execution and delivery of this Agreement, Parent has adopted and approved this Agreement, the Merger and the Transactions; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger as specified herein;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

Article I. Definitions and Interpretation

Section 1.01 Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

(a)	“Acquisition Proposal” shall mean any inquiry, offer or proposal, whether in writing or otherwise (other than an offer or proposal by Parent or Merger Sub), made by a Person or group (as defined in or under Section 13(d) of the Exchange Act) relating to, or that is reasonably likely to lead to, an Acquisition Transaction.

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(b)	“Acquisition Transaction” shall mean any transaction or series of related transactions relating to (a) any direct or indirect acquisition, purchase, sale, disposition, license, lease, exchange or transfer of 50% or more of the assets of the Company, taken as a whole (measured based on either book value or fair market value), or to which 50% or more of the Company’s consolidated revenues or earnings are attributable, (b) any direct or indirect acquisition, sale or purchase (including by merger, consolidation or otherwise) of 50% or more of any class of equity or voting Company Securities, (c) any tender offer or exchange offer that if consummated would result in any Person (other than Parent or Merger Sub) beneficially owning 50% or more of any class of equity or voting Company Securities or of any resulting, surviving or successor company, (d) any merger, share exchange, consolidation, business combination, recapitalization, reorganization, joint venture, liquidation, dissolution or similar transaction involving the Company, (e) any combination of the foregoing, or (f) any other transaction the consummation of which would reasonably be expected to interfere with, materially delay or prevent the consummation of the Merger, in each case other than the Merger.

(c)	“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

(d)	“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, through one of more intermediaries, controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

(e)	“Ancillary Agreements” shall mean the Certificate of Merger and the other agreements and instruments provided for, contemplated herein or executed and delivered in connection with this Agreement.

(f)	“Audited Financial Statements” has the meaning set forth in Section 5.05(b).

(g)	“Business Day” shall mean any day other than a Saturday, Sunday or other day on which the banks in the California are authorized by Law or executive order to be closed.

(h)	“Cash Consideration” has the meaning set forth in Section 2.05(a).

(i)	“Certificate of Merger” has the meaning set forth in Section 2.03.

(j)	“Chosen Courts” has the meaning set forth in Section 12.15(a).

(k)	“Closing Date” has the meaning set forth in Section 2.02.

(l)	“Closing” has the meaning set forth in Section 2.02.

(m)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

(n)	“Company Auditor” has the meaning set forth in Section 5.05(a).

(o)	“Company Balance Sheet Date” shall mean March 31, 2021.

(p)	“Company Balance Sheet” shall mean the unaudited, consolidated balance sheet of the Company as of March 31, 2021.

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(q)	“Company Common Stock” shall mean the Company’s common stock, no stated par value per share.

(r)	“Company Default” has the meaning set forth in Section 9.01(c).

(s)	“Company Distribution Table” has the meaning set forth on Section 2.05(b).

(t)	“Company Employees” has the meaning set forth in Section 3.19(a).

(u)	“Company Indemnified Parties” has the meaning set forth in Section 8.03.

(v)	“Company Material Adverse Effect” shall mean a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

(w)	“Company Security” means, in respect of the Company, (i) any capital stock or similar security, (ii) any security convertible into or exchangeable for any security described in clause (i), (iii) any options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Company or obligating the Company to issue or sell any security described in clauses (i) or (i), and, (iv) any “equity security” within the meaning of the Exchange Act.

(x)	“Company Shareholder Approval” has the meaning set forth in Section 3.03.

(y)	“Company Shareholders” shall mean holders of Company Common Stock.

(z)	“Contract” shall mean any written or oral contract, subcontract, agreement, commitment, note, bond, mortgage, indenture, lease, license, sublicense or other legally binding instrument or arrangement.

(aa)	“Data Protection Program” and “Data Protection Programs” have the meanings set forth in Section 3.16(b).

(bb)	“Data Security Incident” has the meaning set forth in Section 3.16(b).

(cc)	“Direct Claim” has the meaning set forth in Section 8.04(c).

(dd)	“Employee Plans” has the meaning set forth in Section 3.18(a).

(ee)	“Enforceability Exceptions” means (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws of general application affecting enforcement of creditors’ rights generally and (b) general principles of equity.

(ff)	“ERISA” shall mean the United States Employee Retirement Income Security Act of 1974, as amended.

(gg)	“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended.

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(hh)	“Expenses” shall mean, with respect to a Person, all fees and expenses, including all out-of-pocket expenses (including all fees and expenses of legal counsel, accountants, investment bankers, experts and consultants to a Party hereto and its Affiliates), incurred by or on behalf of such Person in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the Ancillary Agreements, and the Transactions, including any bonus or other payments to employees paid in connection with the Transactions and the preparation, printing, filing and mailing or other required filings and any amendments or supplements thereto, and the solicitation of the Company Shareholder Approval and all other matters related to the Transactions.

(ii)	“FCPA” has the meaning set forth in Section 3.21(b).

(jj)	“Financial Statements” has the meaning set forth in Section 3.09(a).

(kk)	“Fundamental Representations” shall mean the representations and warranties of the Company contained in (a) Section 3.01 (Incorporation, Good Standing and Qualification), (b) Section 3.02 (Company Charter Documents), (c) Section 3.03 (Company Power; Enforceability), (d) Section 3.04 (Board and Shareholder Actions), (e) Section 3.07 (Company Capitalization), and (f) Section 3.08 (Company Subsidiaries) (f) Section 3.17 (Tax Matters), (g) Section 3.10 (No Undisclosed Liabilities) (h) Section 3.16 (Privacy and Data Protection), and (j) Section 3.18 (Employee Plans).

(ll)	“GAAP” shall mean generally accepted accounting principles, consistently applied, as applied in the United States of America.

(mm)	“GCL” means the General Corporation Law of California as in effect from time to time.

(nn)	“Governmental Authority” shall mean any government, any governmental, quasi- governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any arbitrator, court, tribunal or judicial body of competent jurisdiction, any stock exchange or similar self-regulatory organization, or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, in each case whether federal, state, county, provincial, and whether local or foreign.

(oo)	“Governmental Authorization” means any (a) consent, license, registration, or permit issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law; or (b) right under any Contract with any Governmental Authority.

(pp)	“Indebtedness” shall mean, with respect to a Person, without duplication, (a) all indebtedness whether or not contingent, for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) all indebtedness for the deferred purchase price of property or services (other than personal property, including inventory and services purchased, trade payables, other expense accruals and deferred compensation items arising in the Ordinary Course of Business), (c) all obligations evidenced by notes, bonds, debentures or other similar instruments (other than performance, surety and appeal bonds arising in the Ordinary Course of Business in respect of which such Person’s liability remains contingent), (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all reimbursement, payment or similar obligations, contingent or otherwise, under acceptance, letter of credit or similar facilities, (g) all monetary obligations under interest rate swaps, currency swaps, collars, caps, hedging and other derivative and similar arrangements (valued at the termination date thereof), including all obligations or unrealized losses pursuant to hedging or foreign exchange arrangements or similar transactions, and (h) any liability of others described in clauses (a) through (g) above which such Person has guaranteed or that is otherwise such Person’s legal liability and including in clauses (a) through (g) above any accrued and unpaid interest, penalties or premiums thereon or other fees and expenses paid or required to be paid to satisfy such Indebtedness.

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(qq)	“Indemnified Party” has the meaning set forth in Section 8.04.

(rr)	“Indemnifying Party” has the meaning set forth in Section 8.04.

(ss)	“Interim Financials” has the meaning set forth in Section 5.05(a).

(tt)	“IRS” shall mean the United States Internal Revenue Service or any successor thereto.

(uu)	“Key Employee” shall mean each of Ryan Santiago, Sam Luu and Manual Rivera.

(vv)	“Knowledge of Parent”, with respect to any matter in question, shall mean the actual knowledge of any director or executive officer of Parent after reasonable inquiry with respect to the issues which are in such director’s or executive officer’s fields of expertise or responsibilities.

(ww)	“Knowledge of the Company”, with respect to any matter in question, shall mean the actual knowledge of any director or Key Employee of the Company after reasonable inquiry with respect to the issues which are in such Key Employee’s fields of expertise or responsibilities.

(xx)	“Law” shall mean any and all applicable federal, state, local, provincial, municipal, foreign or other law, statute, treaty, constitution, principle of common law, ordinance, code, rule, regulation, Order or other requirement of any kind issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

(yy)	“Leased Real Property” has the meaning set forth in Section 3.13(b).

(zz)	“Leases” has the meaning set forth in Section 3.13(b).

(aaa)	“Legal Proceeding” shall mean any lawsuit, claim, complaint, investigation, petition, demand, subpoena, hearing, audit, warning letter, litigation, arbitration or other similarly formal proceeding or request for information (in each case, whether civil, criminal or administrative and whether at law or in equity), brought by or pending before any Governmental Authority.

(bbb)	“Liabilities” shall mean, with respect to a Person, any direct or indirect liability, obligation, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, responsibility or commitment of any kind including, without limitation, debts, commissions, duties, fees, salaries, performance or delivery penalties, warranty liabilities and other liabilities and obligations (whether pecuniary or not, including obligations to perform or forebear from performing acts or services), fines or penalties of such Person whether known or unknown, asserted or unasserted, determined, determinable or otherwise, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, incurred or consequential, due or to become due, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP.

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(ccc)	“Lien” shall mean any lien, mortgage, security interest, Tax lien, attachment, levy, charge, preference, claim, prior claim, hypothec, assignment, restriction, imposition, pledge, easement, covenant, encroachment, warrant, lease, sublease, license, sublicense, title defect, right to possession, priority or other security agreement, option, warrant, attachment, right of first offer or refusal, transfer restriction, preemption right, conversion right, put right, call right, conditional sale, encumbrance, conditional sale or title retention arrangement, or any other interest in, restriction on transfer of or preferential arrangement with respect to property, securities or assets (or the income or profits therefrom) having substantially the same economic effect, whether consensual or nonconsensual and whether arising by agreement or under any Law or otherwise.

(ddd)	“Loss” and collectively “Losses” have the meanings set forth in Section 8.02.

(eee)	“Material Adverse Effect” shall mean any change, effect, circumstance, event or development, (each a “Change”, and collectively, “Changes”), individually or in the aggregate, and regardless of whether or not such Change constitutes a breach of the representations or warranties made by the applicable Party in this Agreement, that has had, is, or is reasonably likely to have, a material adverse effect on (a) the financial condition, properties, assets (including intangible assets), liabilities, business, capitalization, operations, or results of operations of such applicable Party and its Subsidiaries, taken as a whole, or (b) the ability of such Party to timely consummate the Merger or to perform its obligations under this Agreement and the Ancillary Agreements; provided, however, no Change (by itself or when aggregated or taken together with any and all other Changes) to the extent resulting from or arising out of any of the following shall be deemed to be or constitute a “Material Adverse Effect”: (i) general economic conditions (or changes in such conditions) in the United States of America, or conditions in the global economy generally; (ii) conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States of America or elsewhere in the world where the applicable Party and its Subsidiaries operate; (iii) general conditions (or changes in such conditions) affecting the industries in which the applicable Party and its Subsidiaries conduct business; (iv) changes after the Effective Date in Law or other legal or regulatory conditions (or the authoritative interpretation thereof) or changes after the Effective Date in GAAP or other accounting standards applicable to the Party or its Subsidiaries (or the authoritative interpretation thereof); (v) any act of terrorism, war (whether declared or otherwise, and including the worsening or escalation of any pre-existing conflict), national or international calamity, natural disaster and other force majeure events in the United States of America or any other country or region in the world where the Party or its Subsidiaries has operations (but excluding damage to the assets or properties of the Party or its Subsidiaries); (vi) any action or omission required by Law; (vii) any action or omission at the request or with the written consent of all other Parties; (viii) any failure, in and of itself, by the applicable Party to meet internal projections or forecasts or published revenue or earnings predictions (but in each case excluding any of the underlying reasons for, factors contributing to, or results of, any such changes, which shall constitute and/or be taken into consideration in the determination of “Material Adverse Effect”); or (ix) resulting from, arising out of or otherwise related to the public announcement or consummation (or anticipated consummation) of the Merger (including the identities of Parent and Merger Sub, or of any action required by the terms of this Agreement or otherwise with the consent or agreement of Parent or Merger Sub); unless any such Change described in clauses (i) through (ix) disproportionately affects the applicable Party and its Subsidiaries, taken as a whole, as compared to other companies operating in the same industry as the applicable Party.

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(fff)	“Material Contract” has the meaning set forth in Section 3.12(a).

(ggg)	“Note” and “Notes” have the meanings set forth in Section 2.05(a).

(hhh)	“OECD Convention” has the meaning set forth in Section 3.21(b).

(iii)	“Order” shall mean any order, judgment, award, decision, decree, injunction, ruling, writ or assessment of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

(jjj)	“Ordinary Course of Business” means an action which is taken in the ordinary course of the normal day-to-day operations of the Person taking such action consistent with the past practices of such Person, is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

(kkk)	“Parent Board” shall mean the Board of Directors of Parent.

(lll)	“Parent Common Stock” means the common stock, par value $0.001 per share, of Parent.

(mmm)	“Parent Default” has the meaning set forth in Section 9.01(d).

(nnn)	“Parent Indemnified Parties” has the meaning set forth in Section 8.02.

(ooo)	“Parent Material Adverse Effect” shall mean a Material Adverse Effect on Parent and its Subsidiaries taken as a whole.

(ppp)	Section 2.05(a)”Permitted Liens” shall mean any of the following: (a) Liens for Taxes either (i) not yet due and payable or (b) that are being contested in good faith by appropriate proceedings, are set forth in Section 3.10 of the Company Disclosure Schedules, and for which appropriate reserves have been established on the consolidated financial statements of the Company in accordance with GAAP as adjusted in the Ordinary Course of Business through the Effective Time; (b) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other Liens that are not yet due or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established on the consolidated financial statements of the Company in accordance with GAAP as adjusted in the Ordinary Course of Business through the Effective Time; (c) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; and (d) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially impair the business operations of the Company or its Subsidiaries.

(qqq)	“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

(rrr)	“Personal Data” has the meaning set forth in Section 3.16(a).

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(sss)	“Post-Closing Tax Period” means any Tax Period or portion thereof beginning on or after the Closing Date, including the portion of any Straddle Period beginning the day after the Closing Date.

(ttt)	“Post-Closing Tax” means any Tax for a Post-Closing Tax Period.

(uuu)	“Pre-Closing Tax Period” means any Tax Period or portion thereof ending on or before the Closing Date, including the portion of any Straddle Period ending on the Closing Date.

(vvv)	“Pre-Closing Tax” means any Tax for a Pre-Closing Tax Period.

(www)	“Privacy Laws” has the meaning set forth in Section 3.16(a).

(xxx)	“Related Party” has the meaning set forth in Section 3.25.

(yyy)	“Representative” shall mean, with respect to any Person, any direct or indirect Affiliate of such Person, or any officer, director, manager, employee, investment banker, attorney or other authorized agent, advisor or representative of such Person or any direct or indirect Affiliate of such Person.

(zzz)	“Rule 144” has the meaning set forth in Section 2.10(a).

(aaaa)	“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

(bbbb)	“Securities Act” shall mean the United States Securities Act of 1933, as amended.

(cccc)	“Series B Stock” has the meaning set forth in Section 2.05(a).

(dddd)	“Shareholder Representative” shall mean and refer to Ryan Santiago or any replacement thereof as set forth in Section 10.01.

(eeee)	“Straddle Period” means any Tax Period ending after and including the Closing Date.

(ffff)	“Subsidiary” of any Person shall mean (a) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (b) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (c) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company, or (d) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof, including by way of controlling fifty percent (50%) of the “means of control” of such Person.

(gggg)	“Survival Date” has the meaning set forth in Section 8.01.

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(hhhh)	“Surviving Articles of Incorporation” has the meaning set forth in Section 2.13.

(iiii)	“Surviving Bylaws” has the meaning set forth in Section 2.14.

(jjjj)	“Surviving Corporation” has the meaning set forth in Section 2.01.

(kkkk)	“Tax Period” or “Taxable Period” means any period prescribed by any Governmental Authority for which a Tax Return is required to be filed or a Tax is required to be paid.

(llll)	“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(mmmm)	“Tax” shall mean (a) any and all federal, state, provincial, local and foreign taxes, including taxes based upon or measured by gross receipts, capital gain, windfall, income, profits, severance, property, production, sales, use, license, excise, franchise, employment, social security and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax (including, for the avoidance of doubt, any liability arising from any Law relating to escheat or unclaimed property) or any other tax, custom, duty or other like assessment or charge of any kind whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and (b) any liability for the payment of amounts determined by reference to amounts described in clause (a) as a result of being or having been a member of any group of corporations that files, will file, or has filed Tax Returns on an affiliated, combined, consolidated or unitary basis, as a result of any obligation under any agreement or arrangement (including any Tax sharing arrangement), as a result of being a transferee or successor, or otherwise.

(nnnn)	“Third-Party Claim” has the meaning set forth in Section 8.04(a).

(oooo)	“Transactions” has the meaning set forth in the recitals hereto.

Section 1.02 Certain Interpretations. Unless otherwise indicated (i) all references herein to Articles, Sections, Annexes, Exhibits or Schedules, shall be deemed to refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable; (ii) the words “include,” “includes” and “including,” when used herein, shall be deemed, in each case, to be followed by the words “without limitation”; (iii) the headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof, (iv) all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person; (v) whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa; (vi) any dollar or percentage thresholds set forth herein shall not be used as a benchmark for the determination of what is or is not “material” or a “Company Material Adverse Effect” under this Agreement; (vii) the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if”; (viii) all references in this Agreement to dollar amounts and to “$” are intended to refer to U.S. dollars; (ix) any reference to a law or statute shall include such law or statute, as amended (including by succession of comparable successor statutes), and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto, unless the context requires otherwise; (x) the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (xi) unless otherwise expressly provided, wherever the consent of any Person is required or permitted herein, such consent may be withheld in such Person’s sole and absolute discretion; (xii) unless the context otherwise requires “or” is disjunctive but not necessarily exclusive; (xiii) references to any Person include the successors and permitted assigns of that Person; (xiv) references from or through any date mean, unless otherwise specified, from and including or through and including, respectively; and (xv) if any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

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Article II. The Merger

Section 2.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and the separate corporate existence of the Company under the laws of the State of California, with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as otherwise set forth in this Article II.

Section 2.02 The Closing. Unless this Agreement shall have been terminated in accordance with Article IX, the closing of the Merger (the “Closing”) will take place on the third Business Day following the satisfaction, or waiver by the Party for whose benefic such condition exists, of the conditions to closing as set forth in Article VII, or such other time as agreed to by the Parties in writing, each in their sole discretion, at the offices of the Company or by exchange of electronic documents or other method as agreed to by the Parties. The date upon which the Closing actually occurs is referred to herein as the “Closing Date”.

Section 2.03 Effective Time. On the Closing Date, the Parties will cause the Merger to be consummated by filing of a Certificate of Merger in the form as reasonably agreed to by the Parties as set forth in Section 2.12 (the “Certificate of Merger”), with the Secretary of State of the State of California as provided the GCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of California, or at such later time as may be agreed by the Parties in writing and specified in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

Section 2.04 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the GCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, by virtue of, and simultaneously with, the Merger and without any further action (other than the filing of documents required by the Secretary of State of the State of California or as otherwise required pursuant to applicable Law) on the part of Parent, the Company or any Company Shareholder, (a) Merger Sub shall merge with and into the Company and the Company shall continue as the Surviving Corporation, (b) all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, (c) all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, and (d) all the rights, privileges, immunities, powers and franchises of the Company (as the Surviving Corporation) shall continue unaffected by the Merger.

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Section 2.05 Merger Consideration.

(a)	For purposes herein, “Merger Consideration” shall mean (i) the amount of $4,256,000 (the “Cash Consideration”), which shall be paid $280,000 in cash and $3,976,000 via the issuance of promissory notes to the Company Shareholders, each substantially in the form as attached hereto as Exhibit A (each, a “Note” and collectively the “Notes”), (ii) 660,571,429 shares of Parent Common Stock and (iii) 2,000,000 shares of Series B Preferred Stock of Parent (the “Series B Stock”).

(b)	The Merger Consideration, as to the portion of the $280,000 cash payment to be paid to each Company Shareholder, the principal amount of each Note to be issued to each Company Shareholder, the number of shares of Parent Common Stock to be issued to each Company Shareholder and the number of shares of Series B Stock to be issued to each Company Shareholder, shall each be as set forth on the distribution table as agreed to by Parent, the Company and the Shareholder’s Representative on behalf of the Company Shareholders as of the Effective Date (the “Company Distribution Table”).

(c)	The Notes shall bear interest at the rate of 5% per year, simple interest, and, subject to the provisions of Section 8.05(a), the Notes shall be payable 36 monthly payments commencing on June 15, 2021.

(d)	If, at any time prior to the Closing, there shall be any merger, consolidation, or an exchange of shares, recapitalization or reorganization pursuant to a merger or consolidation, or other similar event, as a result of which shares of Parent Common Stock or Series B Stock shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Parent or another entity, or in case of any sale or conveyance of all or substantially all of the assets or more than 50% of the total outstanding shares of the Parent other than in connection with a plan of complete liquidation of the Parent, then the Company Shareholders shall thereafter have the right to receive at the Closing or otherwise hereunder, if applicable, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Parent Common Stock or Series B Stock, such replacement stock, securities or assets, with equitable adjustments being made thereto as determined by the Company and Shareholder Representative, and in the event that the shares of Parent Common Stock or Series B Stock shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Parent or another entity any references herein to the Parent Common Stock or Series B Stock, whether standing alone or as a part of another defined term, shall be deemed a reference to such replacement stock or securities.

Section 2.06 Effects on Company Securities. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any Company Shareholder other than as set forth herein, the following shall occur:

(a)	Company Common Stock.

(i)	Cancellation of Treasury Stock. Each share of Company Common Stock held in the treasury of the Company or owned by any direct or indirect wholly owned Subsidiary of the Company immediately prior to the Effective Time, if any, shall be canceled and retired without any conversion or consideration paid in respect thereof and shall cease to exist.

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(ii)	Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than shares owned by the Company or any Subsidiary of the Company, which shall be governed by Section 2.06(a)(i), shall be converted into the right to receive the portion of the Merger Consideration as set forth on the Company Distribution Table.

(b)	Payment of Merger Consideration. Subject to the terms and conditions herein, at the Closing (i) Parent shall pay the cash consideration as set forth on the Company Distribution Table, (ii) Parent shall issue to the Company Shareholders the Notes as set forth on the Company Distribution Table, and (iii) Parent shall record the Company Shareholders as the owners of the applicable shares of Parent Common Stock and Series B Stock as set forth on the Company Distribution Table.

Section 2.07 Effect on Capital Stock of Merger Sub. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any Company Shareholder other than as set forth herein, each outstanding share of common stock of Merger Sub, par value $0.001 per share, shall be automatically and without further action converted into one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation and such shares of common stock shall constitute the only outstanding capital stock of the Surviving Corporation. Any certificate evidencing ownership of such shares of Merger Sub immediately prior to the Effective Time shall, as of the Effective Time, evidence ownership of such shares of the Surviving Corporation.

Section 2.08 Exchange Procedures.

(a)	Exchange and Payment. At the Closing, each Company Shareholder shall deliver to Parent stock powers and such other documents and instruments of transfer as reasonably required by Parent to effect the Merger. Upon receipt of such documents and instruments by the Parent, the applicable Company Shareholder shall be entitled to receive in exchange therefor the Merger Consideration as set forth on the Company Distribution Table. Until surrendered as contemplated by this Section 2.08, each share of Company Common Stock shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender that Merger Consideration as set forth herein and any dividends or other distributions to which such holder is entitled pursuant to Section 2.08(b).

(b)	Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to the shares of Parent Common Stock or Series B Stock with a record date after the Effective Time shall be paid to the holder of the applicable shares of Company Common Stock has complied with the provisions of Section 2.08(a).

(c)	Shareholder Certifications. At the Closing, and as a condition thereto, each of the Company Shareholders shall deliver to Parent a shareholder verification and certification as to their investor status and certain additional matters, as requested by Parent.

Section 2.09 No Further Ownership Rights in Company Common Stock. From and after the Effective Time, all Company Common Stock shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder thereof shall cease to have any rights with respect thereto, except the right to receive a portion of the Merger Consideration upon the surrender thereof in accordance with the provisions of Section 2.06 and Section 2.08; provided however that if a holder has not complied with Section 2.06 and Section 2.08 within 12 months of the Effective Date, that holder’s Merger Consideration shall be forfeited. The Merger Consideration payable in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to shares of Company Common Stock. From and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time any Company Common Stock is presented to the Surviving Corporation for any reason, it shall be canceled and exchanged as provided in this Article II.

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Section 2.10 Restricted Securities; Legend.

(a)	Shares of Parent Common Stock and Series B Stock and any other securities issued by Parent under this Agreement are “restricted securities” as defined in Rule 144 pursuant to the Securities Act (“Rule 144”). Such shares of Parent Common Stock and Series B Stock and other securities issued by Parent hereunder must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. The Company Shareholders have been advised or are aware of the provisions of Rule 144, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the availability of certain current public information about Parent, the resale occurring following the required holding period under Rule 144 and in certain circumstances, the number of shares being sold during any three-month period not exceeding specified limitations.

(b)	Each share of Parent Common Stock and Series B Stock issued pursuant to this Agreement will be endorsed with a legend, in addition to any other legends required by this Agreement or any other agreement to which the shares of Parent Common Stock and Series B Stock issued pursuant to this Agreement are subject, substantially as follows:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR THE AVAILABILITY OF EXEMPTIONS FROM SUCH REGISTRATION PROVISIONS”.

Section 2.11 No Interest. No interest shall accumulate on any amount payable in respect of any shares of Company Common Stock in connection with the Merger, and any interest actually accrued shall be payable to Parent.

Section 2.12 Certificate of Merger. Between the Effective Date and the Closing Date, the Parties shall reasonably cooperate and negotiate in order to come to agreement on the form, terms and conditions of the Certificate of Merger.

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Section 2.13 The Surviving Corporation Articles of Incorporation. The Articles of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation (the “Surviving Articles of Incorporation”), until duly amended and restated in accordance with its terms and as provided by applicable Law.

Section 2.14 The Surviving Corporation Bylaws. The Bylaws of the Company as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation (the “Surviving Bylaws”) until duly amended in accordance with their terms, the Surviving Articles of Incorporation and as provided by applicable Law.

Section 2.15 Directors and Officers.

(a)	Directors. The directors of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, in accordance with the Surviving Articles of Incorporation and the Bylaws.

(b)	Officers. The officers of the Company prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their resignation or removal by the Surviving Corporation’s Board of Directors.

Section 2.16 Tax Reorganization. The Parties intend, for U.S. federal income tax purposes, that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is hereby adopted as a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g). The Parties agree to report the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

Section 2.17 Necessary Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the directors and officers of the Surviving Corporation are fully authorized in the name and on behalf of the Company and the Company Shareholders to take all such lawful and necessary action.

Article III. Representations and Warranties of the Company

Except as expressly set forth or specifically referred to with respect to a particular representation or warranty set forth in the schedule of exceptions delivered by the Company to Parent on the Effective Date (the “Company Disclosure Schedules”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.01 Incorporation, Good Standing and Qualification. The Company is a corporation duly incorporated and validly existing under the laws of the State of California, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease, operate or otherwise hold its properties and assets. The Company is duly qualified to do business and is in good standing (to the extent either such concept is recognized under applicable Law) in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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Section 3.02 Company Charter Documents. The Company has delivered or made available to Parent prior to the Effective Date complete and correct copies of the Company’s certificate of incorporation and bylaws, each as amended to date (collectively, the “Charter Documents”) and neither the Company not any of the Company Shareholders are party to any shareholders’ agreement or similar agreement related to the Company. The Company has delivered or made available to Parent prior to the Effective Date complete and correct copies of the minutes and other records of all meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of the Company, the Company Board, and all committees thereof. The Charter Documents are in full force and effect. The Company is not in violation of any of the provisions of the Charter Documents and/or its code of conduct. The Company has not taken any action that is inconsistent in any material respects with any resolution adopted by the Company’s shareholders, the Company Board or any committee thereof.

Section 3.03 Corporate Power; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is, or is specified to be, a party, and, subject to obtaining the approval of this Agreement by the requisite Company Shareholders required by the Charter Documents or applicable provisions of the GCL, to consummate the Transactions (the “Company Shareholder Approval”), to perform its covenants and obligations hereunder and thereunder consummate the Transactions. Other than the Company Shareholder Approval, the execution and delivery by the Company of this Agreement and each Ancillary Agreement to which it is, or is specified to be, a party, the performance by the Company of its covenants and obligations hereunder and thereunder and the consummation by the Company of the Transactions, including the Merger, have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate proceedings on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement or any Ancillary Agreement to which it is, or is specified to be, a party, the performance by the Company of its covenants and obligations hereunder and thereunder or the consummation of the Transactions, including the Merger. This Agreement has been duly executed and delivered by the Company and, at or before the Closing, the Company will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party. Subject to receipt of the Company Shareholder Approval, this Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will after such execution and delivery constitute, assuming the due authorization, execution and delivery by the other parties thereto, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, except that such enforceability may be limited by the Enforceability Exceptions.

Section 3.04 Board and Shareholders Actions.

(a)	At a meeting duly called and held prior to the execution of this Agreement in compliance with the requirements of the Charter Documents, the Company Board (i) determined that this Agreement, the Merger and the Transactions are fair to, and in the best interests of, the Company and the Company Shareholders and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Corporation will be unable to fulfill the obligations of the Company to its creditors, (ii) approved this Agreement, the Merger and the Transactions, and (iii) resolved to recommend that the Company Shareholders vote for the approval of this Agreement, the Merger and the Transactions.

(b)	Assuming the receipt of the Company Shareholder Approval, no other vote of holders of any stock or other Company Securities is necessary in order to approve and adopt this Agreement and the Merger under the Charter Documents.

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Section 3.05 Non-Contravention. Except as set forth in Section 3.05 of the Company Disclosure Schedules, neither the execution, delivery and performance by the Company of this Agreement or any of the Ancillary Agreements to which it is, or is specified to be, a party will:

(a)	contravene, violate or conflict with or result in the breach of or constitute a default under any of the Charter Documents of the Company;

(b)	to the Knowledge of the Company, contravene, conflict with, or violate, or give any Governmental Authority or other Person the right to challenge any of the Transactions, or to exercise any remedy or obtain any relief under, any Law or governmental order to which the Company, or any assets owned or used by the Company, could be subject;

(c)	contravene, conflict with, violate, result in the loss of any benefit to which the Company is entitled under, or give any Governmental Authority the right to revoke, suspend, cancel, terminate, or modify, any Governmental Authorization held by the Company or that otherwise relates to the business of, or any assets owned or used by, the Company, except to the extent that the forgoing would not cause a Company Material Adverse Effect;

(d)	to the Knowledge of the Company, cause any assets owned or used by the or the Company to be reassessed or revalued by any Governmental Authority;

(e)	breach, or give any Person the right to declare a default or exercise any remedy or to obtain any additional rights under, or to accelerate the maturity or performance of, or payment under, or cancel, terminate, or modify, any Contract to which any Shareholder or the Company is a party, except to the extent that the forgoing would not cause a Company Material Adverse Effect; or

(f)	result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of Company Subsidiary.

Section 3.06 Required Governmental Approvals. Except for (a) the filing with the Secretary of State of the State of California of the Certificate of Merger as provided in the GCL; (b) such filings and other Approvals as may be required solely by reason of Parent’s or Merger Sub’s (as opposed to the Company’s) participation in the Merger or the Transactions; and (c) such other Approvals the failure of which to make or obtain has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no material notices, consents, authorizations, approvals, registrations, permits, licenses, orders, reports or other filings (any of the foregoing being referred to herein as an “Approval”) are required to be made or obtained by the Company with or from any Governmental Authority in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the Transactions.

Section 3.07 Company Capitalization.

(a)	As of the Effective Date, the Company has (i) 20,000 authorized shares of Company Common Stock, of which 11,000 shares are issued and outstanding; (ii) no authorized, issued or outstanding shares of preferred stock of the Company; (iii) no issued and outstanding options, warrants, convertible instruments or any other agreements or documents which entitle or could entitle any Person to receive any shares of Company Common Stock. The Company has no shares of Company Common Stock issued or outstanding which are unvested or are subject to a repurchase option or the risk of forfeiture under any applicable restricted stock purchase agreement or other agreement with the Company.

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(b)	Other than the 11,000 shares of Company Common Stock, there no other Company Securities of the Company issued, outstanding or required to be issued by the Company. Except as set forth herein and as of the Effective Date, no Company Securities of the Company were reserved for issuance. All shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive rights, subscription right or any similar right under any provision of the GCL, the Charter Documents or any Contract to which the Company is otherwise bound. From the Effective Date until the Effective Time, the Company has not (i) issued any Company Securities or other rights that give the holder thereof any economic benefit accruing to the holders of any Company Securities or (ii) granted, committed to grant or otherwise created or assumed any obligation with respect to any Company Securities.

(c)	Neither the Company nor any Company Subsidiary is a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities of the Company.

(d)	The Company Distribution Table sets forth: (i) the name and mailing address of each Company Shareholder entitled to distribution of a portion of the Merger Consideration, (ii) the number of Company Common Stock of each class and series of Company Common Stock held by each Company Shareholder as of immediately prior to the Effective Time, (iii) the amount of any Taxes required to be withheld under applicable Law, and (iv) as applicable, with respect to each holder of Company Common Stock issued on or after January 1, 2011 or any other security that, in each case, would be deemed a “covered security” under Treasury Regulation §1.6045-1(a)(15), the cost basis and date of issuance of such shares or securities, and the Company Distribution Table is true, complete and accurate in all respects as of the Effective Date and shall be true, complete and accurate in all respects as of the Closing Date.

(e)	No Company Shareholders have exercised and perfected, or informed the Company that they expect to or will exercise, appraisal or dissenters’ rights for the Company Common Stock in accordance with the GCL.

Section 3.08 Company Subsidiaries. The Company has no Subsidiaries.

Section 3.09 Company Financial Statements.

(a)	The financial statements of the Company as delivered to Parent (the “Financial Statements”) (i) fairly present in all material respects the consolidated financial condition of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth and (ii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.

(b)	The Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a–15(f) of the Exchange Act) that were Known to the Company and (ii) any fraud or allegation of fraud Known to the Company that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

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(c)	None of the Company, any Company Subsidiary or, to the Knowledge of the Company, any of their directors or officers has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company, any Company Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company any Company Subsidiary has engaged in questionable accounting or auditing practices, other than billing inquiries or complaints made in the Ordinary Course of Business, and (ii) no attorney representing the Company has reported to the Company Board, any committee thereof or, the Knowledge of the Company, to any officer of the Company, evidence of a material violation of securities Laws, a breach of fiduciary duty or a similar material violation by the Company, any Company Subsidiary or any of their officers, directors or employees.

Section 3.10 No Undisclosed Liabilities. To the Knowledge of the Company, neither the Company nor any Company Subsidiary has any Liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether or not such Liabilities are of a nature required to be reflected or reserved against on an audited consolidated balance sheet prepared in accordance with GAAP or in the notes thereto), other than (a) Liabilities reflected or otherwise reserved against in the Financial Statements, (b) Liabilities arising under this Agreement or incurred in connection with the Transactions, and (c) Liabilities incurred since the Company Balance Sheet Date in the Ordinary Course of Business that would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.11 Absence of Certain Changes. Since the Company Balance Sheet Date through the Effective Time (a) except for actions taken or not taken in connection with the Transactions, the business of the Company has been conducted, in all material respects, in the Ordinary Course of Business, (b) neither the Company nor any Company Subsidiary has taken any action that, if taken after the Effective Date, would constitute a breach of, or require Parent’s consent under, Section 5.01, and (c) there has not been or occurred, and, to the Knowledge of the Company, no circumstances have existed or exist that constitute or would reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.12 Material Contracts.

(a)	For all purposes of and under this Agreement, a “Material Contract” shall mean:

(i)	any Contract with any Person either as an employee, director or an independent contractor (in each case, under which the Company has continuing obligations as of the Effective Date) that carries an aggregate annual base salary or annual compensation in excess of $20,000 per annum (excluding Contracts for “at-will” relationships or that are terminable by the Company or the applicable Company Subsidiary at its discretion, by notice of not more than ninety (90) days for a cost of less than $5,000);

(ii)	any severance, retention, termination, golden parachute, change-of-control or similar Contract with any current or former employee, director, officer or independent contractor of the Company;

(iii)	any Contract relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any of the shares of Company Common Stock;

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(iv)	any customer, client, sales representative, distributor, franchise or supply Contract that involves bookings during the fiscal year 2020 through the first quarter of the fiscal year 2021 in excess of $20,000;

(v)	any Contract with a Governmental Authority;

(vi)	any Contract to which the Company is a party that (1) contains any covenant by the Company that limits the freedom of the Company to compete in any line of business or with any other Person or in any geographic location, or (B) restricts the development, manufacture, marketing or distribution of the products and services of the Company, including any Contract with any Person granting such Person the exclusive right in any territory to sell or distribute any product, or other Contract providing “most favored nations” pricing terms;

(vii)	any Contract under which the Company has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Company) in excess of $20,000 (other than extensions of trade credit in the Ordinary Course of Business);

(viii)	any Contract granting any Person a right of first refusal or first negotiation or similar right with respect to any sale of the Company, any Company Subsidiary or a substantial portion of the Company’s equity or assets;

(ix)	any Contract imposing “standstill” obligations on the Company;

(x)	any Contract that relates to the formation, creation, operation, management or control of any legal partnership, strategic alliance or any joint venture entity pursuant to which the Company has an obligation (contingent or otherwise) to make a material investment in or material extension of credit to any Person or any Contract involving the sharing of revenues, profits or losses or proprietary information by the Company with any Person other than an Affiliate;

(xi)	any Contract that involves or relates to Indebtedness or under which the Company has issued any note, bond, debenture or other evidence of Indebtedness to, any Person or any other note, bond, debenture or other evidence of Indebtedness of the Company (whether incurred, assumed, guaranteed or secured by any asset), in each case, for a principal amount in excess of $10,000 (in one or a series of one or more related transactions);

(xii)	any lease of personal or real property that involves anticipated expenditures by the Company of more than $20,000 in any twelve (12) month period;

(xiii)	any Contract that the Company is a party to that, by it terms, does not terminate or is not terminable by the Company or the Company Subsidiary without penalty within six (6) months after the Effective Date;

(xiv)	any Contract that, together with any related Contracts, provides for capital expenditures in excess of $20,000 for any single project or related series of projects;

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(xv)	any Contract among the Company and any Company Subsidiary; and

(xvi)	any Contract, or group of related Contracts with a Person (or group of affiliated Persons), the termination or breach of which would or would reasonably be expected to have a Company Material Adverse Effect and is not disclosed pursuant to clauses (i) through (xvi) above.

(b)	Section 3.12(b) of the Company Disclosure Schedules contains a list of all Material Contracts to which the Company is a party or by which it or its assets are bound as of the Effective Date. As of the Effective Date, true and complete copies of all Material Contracts (including all modifications, amendments, supplements, waivers, and side letters) have been made available to Parent. There are no Material Contracts that are not in written form.

(c)	Each Material Contract is valid and binding on the Company (and/or each such Company Subsidiary party thereto) and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, enforceable against the Company or each such Company Subsidiary party thereto, as the case may be, in accordance with its terms, subject to the Enforceability Exceptions. Neither the Company nor any Company Subsidiary that is a party thereto, nor, to the Knowledge of the Company, any other party thereto, is in material breach of, or material default under, any Material Contract, and, to the Knowledge of the Company, no circumstances exist and no event has occurred that with notice or lapse of time or both would or would be reasonably expected to constitute such a material breach or material default thereunder by the Company, or, to the Knowledge of the Company, any other party thereto or are reasonably expected to contravene, in any material respect, conflict in any material respect with, or result or give the Company or any other Person the right to declare a material default or exercise any material remedy under, or to materially accelerate the maturity, performance of or right under, or to cancel, terminate or materially modify, any Material Contract. Neither the Company nor any Company Subsidiary has received notice of any actual, alleged, possible or potential violation of, or failure to comply with, any material term or requirement of any Material Contract.

Section 3.13 Real Property.

(a)	Section 3.13(a) of the Company Disclosure Schedules lists all real property owned or used by the Company, and the nature of such use or ownership.

(b)	Section 3.13(b) of the Company Disclosure Schedules contains a complete and accurate list of all existing leases, subleases or other agreements (collectively, the “Leases”) under which the Company uses or occupies or has the right to use or occupy, now or in the future, any real property (such property, the “Leased Real Property”). The Company has made available to Parent prior to the Effective Date a complete and accurate copy of all Leases of Leased Real Property (including all modifications, amendments, supplements, waivers and side letters thereto). The Company and/or the Company Subsidiaries have and own valid leasehold interests in the Leased Real Property, free and clear of all Liens other than Permitted Liens. The Company Leased Real Property constitutes all interests in real property used, occupied or held for use in connection with the business of the Company and which are necessary for the continued operation of the business of the Company as the business is currently conducted and as currently proposed to be conducted.

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(c)	With respect to each of the Leases:

(i)	the Company or the applicable Company Subsidiary’s possession, as applicable, and quiet enjoyment of the Leased Real Property relating to each Lease has not been disturbed, and to the Knowledge of the Company, there are no disputes with respect to such Lease;

(ii)	no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full;

(iii)	neither the Company nor any Company Subsidiary owes any brokerage commissions or finder’s fees with respect to such Lease;

(iv)	neither the Company nor any Company Subsidiary has assigned, collaterally assigned, subleased, licensed, granted any option or right of first refusal or first offer or granted any security interest in any Lease or any interest therein other than Permitted Liens; and

(v)	the Company have paid all sums due and observed and performed the covenants and obligations on the part of the tenant and the conditions contained in the Leases.

(d)	All of the Leases are each in full force and effect and valid and enforceable by and against the Company and/or a Company Subsidiary, as applicable, and the lessor in accordance with its terms, subject to the Enforceability Exceptions, and neither the Company nor any Company Subsidiary is in breach of or default under, or has received written notice of any breach of or default under, any such Lease, and, to the Knowledge of the Company, no event has occurred that with notice or lapse of time or both would or would reasonably be expected to constitute a breach or default thereunder by the Company or any other party thereto.

(e)	To the Knowledge of the Company, (i) each of the Company has all material Permits necessary for the current use by it of each applicable Leased Real Property, (ii) no material default or violation by the Company has occurred in the due observance of any such Permit and (iii) the current uses of each Leased Real Property comply with applicable Laws.

Section 3.14 Personal Property. The Company are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, the tangible personal property and assets that are material to the Company, free and clear of all Liens other than Permitted Liens.

Section 3.15 Restrictions on Business Activities. There is no Contract or Order to which the Company is a party or otherwise binding upon the Company that has or may reasonably be expected to have the effect of prohibiting, limiting, restricting, or impairing in a material respect any business practice of the Company, any acquisition or disposition of material property (tangible or intangible) by the Company, the conduct of business by the Company, as currently conducted, or otherwise limiting in a material respect the freedom of the Company to engage in any line of business or to compete with any Person.

Section 3.16 Privacy and Data Protection.

(a)	Each of the Company has complied in all material respects with all applicable international, federal, state, and local laws, rules, regulations, directives and governmental requirements relating in any way to the availability, integrity, security, privacy, or confidentiality of Personal Data (collectively, “Privacy Laws”), including the Health Insurance Portability and Accountability Act of 1996 as amended and all implementing regulations and including with respect to the privacy of Company employees and of users of the Company’s and the Company Subsidiaries’ products, services, and websites. For purposes of this Section 3.16, “Personal Data” means any information relating to an identified or identifiable individual, whether such data is in individual or aggregate form and regardless of the media in which it is contained; and “Process” or “Processing” means any operation or set of operations performed upon Personal Data or confidential information, whether or not by automatic means, such as creating, collecting, procuring, obtaining, accessing, recording, organizing, storing, adapting, altering, retrieving, consulting, using or disclosing, disseminating or destroying the data.

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(b)	Each of the Company have implemented and maintain a comprehensive written enterprise privacy and data protection program (a “Data Protection Program” or the “Data Protection Programs,” as appropriate) that complies with all Privacy Laws in all material respects and incorporates industry best practices. All Data Protection Programs include appropriate administrative, technical, and physical safeguards designed to (i) ensure the availability, integrity, security, privacy, and confidentiality of Personal Data and confidential information, (ii) protect Personal Data and confidential information against any anticipated threats or hazards to the availability, integrity, security, privacy, and confidentiality of Personal Data and confidential information, and (iii) protect against any actual or suspected unauthorized Processing, loss, disclosure, or acquisition of or access to any Personal Data or confidential information (a “Data Security Incident”). At a minimum, the Data Protection Programs include the following safeguards: Regular comprehensive vulnerability assessments and penetration testing and appropriate adjustments to the Data Protection Programs in light of those tests and assessments; appropriate secure access controls; appropriate authentication controls; periodic risk assessments and appropriate adjustments to the Data Protection Programs in light of those assessments; appropriate training and awareness programs; appropriate encryption of data in transit and at rest; secure disposal of Personal Data and confidential information; and appropriate facility security measures.

(c)	Since the Company Balance Sheet Date (i) there has been no loss, damage, to the Knowledge of the Company, theft, breach or unauthorized or accidental access, acquisition, use, disclosure or other Data Security Incident involving Personal Data or confidential information maintained by or on behalf of the Company, nor any complaints or claims asserted by any Person (including any Government Authority) related to the Processing of Personal Data or confidential information by the Company or by another Person (including any Company or Company Subsidiary vendor) Processing Personal Data or confidential information on behalf of the Company, and (ii) to the Knowledge of the Company, there has been no legal proceeding brought by any Person that any product or service of the Company was the cause of, or a contributing cause of, or facilitated, any Data Security Incident involving Personal Data or confidential information maintained by any other Person, nor a legal proceeding brought by any Person that the Company was otherwise liable for any Data Security Incident or violation of any Privacy Law. Each of the Company has made all necessary disclosures to, and obtained any necessary consents from, users, customers, employees, contractors, and other Persons as required by applicable Privacy Laws, and has filed any required registrations with the relevant data protection authorities.

(d)	The Company’s and the Company Subsidiaries’ information technology hardware and Software does not (i) contain any defect, vulnerability, or error (including any defect, vulnerability, or error relating to or resulting from the display, manipulation, Processing, storage, transmission, or use of any data) that materially adversely affects Personal Data or confidential information or the use, functionality, or security, or performance of the Company’s or the Company Subsidiaries’ information technology hardware and Software; (ii) fail to materially comply with any applicable warranty or other contractual commitment relating to the Personal Data or confidential information or the use, functionality, security, or performance of the Company’s or the Company Subsidiaries’ information technology hardware and software; or (iii) contain any malicious code designed or intended to perform any of the following functions: (1) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device; or (2) damaging, destroying, disclosing, or misusing any data (including Personal Data and confidential information) or file. The Company and all Company Subsidiaries maintain appropriate safeguards designed to prevent occurrence of the defects, vulnerabilities, errors, malicious code, and noncompliance referenced in the preceding sentence.

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Section 3.17 Tax Matters.

(a)	The Company and each of the Company Subsidiaries (i) have timely filed (taking into account any extensions of time in which to file properly requested from and granted by a Governmental Authority) all Tax Returns and all such filed Tax Returns are true, correct and complete in all material respects and were prepared in material compliance with all applicable Laws and (ii) have timely paid, or have adequately reserved (in accordance with GAAP) on the most recent financial statements contained in the Financial Statements for the payment of, all Taxes required to be paid (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items or carryforwards) for all Taxable periods and portions thereof through the Company Balance Sheet Date and since then, the Company have not incurred any liability for Taxes (i) from extraordinary gains or losses within the meaning of GAAP, (ii) outside the Ordinary Course of Business, or (iii) otherwise inconsistent with past custom and practice.

(b)	No deficiencies for any Taxes have been asserted in writing or assessed in writing, or to the Knowledge of the Company, proposed, against the Company that are not subject to adequate reserves on the Financial Statements as adjusted in the Ordinary Course of Business through the Effective Time, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. There are no Liens (other than Permitted Liens) on any of the assets of the Company or the Company Subsidiaries for Taxes. No power of attorney granted by the Company with respect to any Taxes is currently in force.

(c)	No audit of any Tax Return or Taxes of the Company is presently in progress, nor has the Company been notified in writing of any request for such an audit.

(d)	Neither the Company nor any of the Company Subsidiaries has participated, been a party to, or a material advisor with respect to a “reportable transaction” within the meaning of Code Section 6707A(c)(1) or U.S. Treasury Regulation § 1.6011-4(b)(1) (or any similar provision of the Tax Laws of any other jurisdiction).

(e)	No extension of time within which to file any Tax Return required to be filed by the Company is currently in effect.

(f)	No action, suit, investigation, claim or assessment is pending or to the Knowledge of the Company threatened with respect to Taxes for which the Company may be liable.

(g)	No unresolved claim has been made by a Governmental Authority in a jurisdiction where the Company does not pay Taxes or file Tax Returns asserting that the Company, respectively, is or may be subject to Taxes assessed by such jurisdiction and, to the Knowledge of the Company, no basis exists for such a claim.

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(h)	Neither the Company nor any Company Subsidiary is bound by any Tax indemnity, Tax sharing agreement or Tax allocation agreement or arrangement or any similar agreement with respect to Taxes, nor is there any other reason, as transferee or successor, by operation of Law or otherwise, that the Company will have, as of the Closing Date, any liability for Taxes of any other entity.

(i)	There are no Tax rulings, requests for rulings, private letter rulings, technical advice memoranda, similar agreement, or closing agreements relating to Taxes for which the Company is reasonably expected to be liable that would reasonably be expected to affect the Company’s or any Company Subsidiary’s liability for Taxes for any Post-Closing Taxable Period.

(j)	Neither the Company nor any of the Company Subsidiaries will be required to include or accelerate the recognition of any item in income, or exclude or defer any deduction or other tax benefit, in each case in any taxable period (or portion thereof) after Closing, as a result of any change in method of accounting, closing agreement (including a “closing agreement” under Section 7121 of the Code), intercompany transaction, installment sale or open transaction disposition governed by Section 453 of the Code (or any similar provision of state, local, or foreign Law), the receipt of any prepaid amount, or election pursuant to Section 965(h) of the Code, in each case, made, taken, or entered into prior to or in connection with Closing. The Company does not have any “long-term contracts” that are subject to a method of accounting provided for in Section 460 of the Code. The Company has not made an election (including a protective election) pursuant to Section 108(i) of the Code.

(k)	All Taxes that the Company is required by Law or Contract to withhold or to collect from each payment made to any employee, contractor, consultant, shareholder or other person have been duly withheld and collected and have been duly and timely paid to the appropriate Governmental Authority. The Company have complied in all material respects with all record keeping and reporting requirements in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other Person.

(l)	Neither the Company nor any Company Subsidiary is or has been a member of any consolidated, unitary, combined or affiliated group within the meaning of Section 1504 of the Code (or any similar provision of Law relating to Taxes) nor has any liability for Taxes of any Person (other than the Company) under U.S. Treasury Regulation § 1.1502-6 (or any comparable provision of Law relating to Taxes).

(m)	The Company is a resident for Tax purposes of the United States and is not subject to Tax in any other jurisdiction by virtue of having employees, a permanent establishment, any other place of business in such jurisdiction or by virtue of exercising management and control in such jurisdiction.

(n)	Neither the Company nor any Company Subsidiary has been at any time a “United States real property holding corporation” for purposes of Sections 897 and 1445 of the Code.

(o)	During the last three (3) years, neither the Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355 of the Code (or any similar provision of Law relating to Taxes).

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(p)	All Taxes that the Company is required by Law or Contract to collect or assess from each payment received by a customer or other Person have been duly assessed or collected and have been duly and timely paid to the appropriate Governmental Authority. The Company have complied with all record keeping and reporting requirements in connection with such amounts.

(q)	Without regard to this Agreement, neither the Company nor any of the Company Subsidiaries has undergone an “ownership change” within the meaning of Section 382 of the Code.

Section 3.18 Employee Plans.

(a)	Section 3.18(a) of the Company Disclosure Schedules sets forth a complete and accurate list of each (i) “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and (ii) other bonus, commissions, stock option, restricted stock unit, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, pension, retirement, disability, vacation (entitlement and accrual), sick days (entitlement and accrual), deferred compensation, severance, termination, retention, change of control, golden parachute, vacation, meal subsidies, dependent care, medical care, employee assistance program, education or tuition assistance, welfare, or post-employment welfare plan, program, agreement, contract, policy or arrangement and each other material employee benefit plan, program, agreement, contract, written and unwritten policy or binding arrangement (whether or not in writing) maintained or contributed to by the Company or any other trade or business (whether or not incorporated) that is treated as a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code or Sections 4001(a) (14) or 4001(b) (1) of ERISA (an “ERISA Affiliate”), or with respect to which the Company or any ERISA Affiliate has any Liability (the “Material Employee Plans” and, together with any other material employment agreement with respect to which the Company or one of the Company Subsidiaries is a party, the “Employee Plans”).

(b)	With respect to each Employee Plan, to the extent applicable, the Company has made available to Parent prior to the Effective Date complete and accurate copies of (i) each Employee Plan; (ii) the three most recent annual reports on Form 5500 required to have been filed with the IRS for each Employee Plan, including all schedules thereto; (iii) the most recent determination letter or opinion letter, if any, issued by the IRS for any Employee Plan that is intended to qualify under Section 401(a) of the Code; (iv) the plan documents, summary plan descriptions and any amendments thereto, or a written description of the terms of any Employee Plan that is not in writing; (v) all material communications provided to Employee Plan participants; (vi) any notices to or from the IRS or the United States Department of Labor relating to any compliance issues in respect of any such Employee Plan; (vii) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; (viii) with respect to each Employee Plan that is maintained in any non-U.S. jurisdiction, to the extent applicable, (A) the most recent annual report or similar compliance documents required to be filed with any Governmental Authority with respect to such plan and (B) any document comparable to the determination letter reference under clause (iii) above issued by a Governmental Authority relating to the satisfaction of Law necessary to obtain the most favorable tax treatment; and (ix) all related custodial agreements, trust agreements, insurance policies (including fiduciary liability insurance covering the fiduciaries of the Employee Plan), administrative services and similar agreements, and investment advisory or investment management agreements, if any.

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(c)	No Material Employee Plan is (i) a “defined benefit plan” (as defined in Section 3(35) of ERISA), whether or not subject to ERISA; (ii) a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA); (iii) a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA); or (iv) subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA. None of the Company, any of the Company Subsidiaries, any officer of the Company or any of the Employee Plans which are subject to ERISA, any trusts created thereunder or any trustee or administrator thereof, has engaged in a non- exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or to the Knowledge of the Company, any other breach of fiduciary responsibility that would reasonably be expected to subject the Company, any ERISA Affiliate or any officer of the Company or any of the ERISA Affiliates to any material tax or penalty on prohibited transactions imposed by such Section 4975 of the Code or to any liability under Section 409 or 502 of ERISA.

(d)	Each Material Employee Plan has been maintained, operated and administered in compliance in all material respects with its terms and all applicable Law including the applicable provisions of ERISA and the Code. All contributions, premiums or other payments that are due have been paid on a timely basis with respect to each Employee Plan.

(e)	There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Employee Plan, the assets of any trust under any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan with respect to the administration or operation of such plans, other than (i) routine claims for benefits that have been or are being handled through an administrative claims procedure; and (ii) Legal Proceedings that have not resulted in and would not reasonably be expected to result in, individually or in the aggregate, material Liabilities to the Company (taken as a whole).

(f)	With respect to each Employee Plan that is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA (i) no such Employee Plan provides (or could require the Company to provide) post-employment welfare benefits to former employees of the Company or its ERISA Affiliates, other than pursuant to Section 4980B of the Code or any similar Law; (ii) no such Employee Plan is unfunded or funded through a “welfare benefits fund” (as such term is defined in Section 419(e) of the Code); (iii) each such Employee Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code), complies with the applicable requirements of Section 4980B(f) of the Code; and (iv) each such Employee Plan (including any such Employee Plan covering retirees or other former employees) may be amended or terminated without material liability to the Company on or at any time after the Effective Time.

(g)	Each Employee Plan that is intended to be “qualified” under Section 401 of the Code may rely on a prototype opinion letter or has received a favorable determination letter from the IRS to such effect (or there remains sufficient time for the Company of the Company Subsidiaries to file an application for such determination letter from the IRS) and no such determination letter opinion has been revoked nor, to the Knowledge of the Company, no material fact, development or event has occurred or exists since the date of such determination or opinion letter that would reasonably be expected to adversely affect the qualified status of any such Material Employee Plan, nor has any such Material Employee Plan been amended since the date of its most recent determination or opinion letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs since the beginning of the most recent plan year.

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(h)	Other than payments that may be made to the Persons listed in Section 3.18(h) of the Company Disclosure Schedules, any amount or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of the Transactions (alone or in conjunction with any other event, including any termination of employment) by any current or former employee, officer, director or other service provider of the Company or any of its Affiliates under any employment, severance or termination agreement, other compensation arrangement or Employee Plan or otherwise: (i) would not be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) (a, “280G Payment”) and would not result in the imposition of an excise Tax under Section 4999 of the Code; and (ii) would not be subject to any deduction limitation under Section 162(m) of the Code. The Company is not a party to, nor is it otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of any Tax, including any excise Tax imposed by Section 4999 or 409A of the Code. Each Employee Plan that is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code and the applicable guidance issued thereunder), has been maintained, in form and operation in compliance with the requirements of Section 409A of the Code and applicable guidance issued thereunder.

(i)	Other than as set forth in Section 3.18(i) of the Company Disclosure Schedules, neither the execution or delivery by the Company of this Agreement and the Ancillary Agreements to which it is a party nor the consummation by the Company of the Transactions (alone, or in conjunction with any other event, including any termination of employment) will (i) result in any payment or benefit becoming due or payable, or required to be provided, to any current or former employee, officer, director or other service provider of the Company; (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such current or former employee, officer, director or other service provider; (iii) result in the acceleration of the time of payment, vesting, forfeiture or funding of any such benefit or compensation (other than with respect to grants of restricted shares of Company Common Stock which may vest in accordance with their terms effective as of the Closing); or (iv) result in any breach or violation of, or a default under, or limit the Company’s right to amend, modify or terminate, any Employee Plan.

(j)	Each Employee Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in compliance with, and is in documentary compliance with, Section 409A of the Code and the applicable treasury regulations and other official guidance promulgated thereunder. No compensation payable by the Company has been reportable as nonqualified deferred compensation in the gross income of any individual or entity, and subject to an additional tax, as a result of the operation of Section 409A of the Code.

(k)	Except as required by applicable Law or the terms of any Employee Plans as in effect on the Effective Date, neither the Company nor any of the Company Subsidiaries has any plan or commitment to amend in any material respect or establish any new Employee Plan or to continue or materially increase any benefits under any Employee Plan.

(l)	Each Employee Plan to which the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010 (collectively, the “ACA”) applies is in compliance in all respects with ACA in all material respects, and the rules and regulations promulgated thereunder and no federal income Taxes or penalties have been imposed or are due for noncompliance with ACA or for failure to provide minimum coverage to employees

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Section 3.19 Labor and Employment Matters.

(a)	Section 3.19(a) of the Company Disclosure Schedules includes a list identifying all employees of each of the Company (including any employee who is on a leave of absence of any nature) (collectively, the “Company Employees”), which list correctly reflects, in all material respects, the following information regarding each Company Employee: name; job title; date of hire; employer; primary work location; current salary and any other forms of compensation payable, including compensation payable pursuant to bonus, deferred compensation or commission arrangements; full-time or part-time status; exempt or non-exempt status under the Fair Labor Standards Act; vacation entitlement and accrued vacation or paid time-off balance; travel and/or car allowance; sick leave entitlement and accrued sick leave balance; and recuperation pay entitlement and accrual, pension entitlements and provident funds (including manager’s insurance, pension fund, education fund and health fund), their respective contribution rates for each component (e.g., severance component, pension savings and disability insurance) and the salary basis for such contributions, severance entitlements, an indication of whether such arrangement has been applied to such person from the commencement date of their employment and on the basis of their entire salary including other compensation (e.g., commission); and if such Company Employee is on a leave of absence, the type of leave (e.g., disability, workers compensation, military, family, medical or other leave protected by applicable Law) and the anticipated date of return to service, provided that, to the extent applicable privacy or data protection Laws would prohibit the disclosure of certain Personal Data without the individual’s consent, Section 3.19(a) of the Company Disclosure Schedules shall specify such legal prohibition and shall provide such information in de-identified form in compliance with applicable Laws. Other than as required by Law, no Company Employee is entitled to additional material benefits beyond those set forth on Section 3.19(a) of the Company Disclosure Schedules. Other than in the Ordinary Course of Business, no commitment, promise or undertaking has been made by the Company with respect to any change in the compensation payable to any Company Employee in the last one hundred eighty (180) days.

(b)	All of the Company Employees other than those whose employment agreement otherwise sets forth as disclosed herein are terminable at will. To the Knowledge of the Company, no officer, Key Employee or group of Company Employees intends to terminate his, her or their employment with the Company or the applicable Company Subsidiary, nor has any such officer, Key Employee, or group of Company Employees threatened or expressed any intention to do so. To the Knowledge of the Company, no officer, director, Company Employee, or independent contractor of the Company, or any Company Subsidiary is in material violation of any term of any employment, consulting, independent contractor, non-disclosure, non-competition, inventions assignment, or any other contract with a former employer or service recipient relating to the right of any such officer, director, Company Employee, or independent contractor to be employed or engaged by the Company because of the nature of the business conducted or proposed to be conducted by the Company or because of the use of trade secrets or proprietary information of others.

(c)	Neither the Company nor any of the Company Subsidiaries is, nor has been within the immediately preceding five (5) years, a party to any collective bargaining agreement, works council agreement, workforce agreement or labor union Contract applicable to any Company Employees. To the Knowledge of the Company, (i) no Company Employees are represented by any labor union, labor organization, works council, worker center or other representative body in connection with their employment by or service to the Company or the Company Subsidiaries, and (ii) there is no organizational effort presently being made or threatened by or on behalf of any labor union, labor organization, works council, worker center or other representative body with respect to the Company Employees. In the immediately preceding five (5) years, there has been no strike, slowdown, work stoppage, lockout or other material disruption of labor peace in connection with any of the Company Employees. No consent of any labor union is required to consummate the Merger or the Transactions. There is no obligation to inform, consult or obtain consent, whether in advance or otherwise, of any works council, employee representatives or other representative bodies in order to consummate the Merger or the Transactions.

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(d)	Each of the Company has complied in all material respects with applicable Laws and Contracts relating to the employment of labor, employment practices, and terms and conditions of employment, including but not limited to applicable Laws regarding minimum wage, overtime compensation, payment of wages, days of work and rest, leaves of absence, vacation or sick pay, employment discrimination, disability accommodation, workers’ compensation, harassment, immigration, and occupational health and safety. Neither the Company nor any of the Company Subsidiaries has engaged in any unfair labor practice or other unlawful employment practice, and, to the Knowledge of the Company, there are no complaints, claims, charges or investigations of any unfair labor practice or other unlawful employment practice pending, threatened or planned against the Company before the National Labor Relations Board, the Equal Employment Opportunity Commission, any state or federal Department of Labor, the Occupational Safety and Health Administration, or any other Governmental Authority. To the Knowledge of the Company, there are no controversies pending or threatened between any of the Company or the Company Subsidiaries, on the one hand, and any of the current or former Company Employees or other service providers, on the other hand, which controversies, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(e)	Within the past five (5) years, neither the Company nor any Company Subsidiary has implemented any mass layoff, plant closing, or other termination of employees that could trigger obligations under the Worker Adjustment and Retraining Notification Act or any similar state or local law.

(f)	Notwithstanding and without limiting the foregoing clauses of this Section 3.19:

(i)	Other than as set forth in Section 3.19(f)(i) of the Company Disclosure Schedules, the Company and any Company Subsidiaries’ obligations to provide statutory or contractual severance pay are fully funded by the Company or the Company Subsidiaries (through insurance or otherwise), or a book reserve account has been established (in each case sufficient to procure or provide for the accrued benefit obligations in accordance with U.S. GAAP).

(ii)	All amounts that the Company is legally or contractually required either (1) to deduct from the Company Employees’ compensation or to transfer to such Company Employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds or (2) to withhold from the Company Employees’ compensation and benefits and to pay to any Governmental Authority as required by applicable Law have, in each case, been duly deducted, transferred, withheld, paid and reported in all respects.

(iii)	Neither the Company nor any Company Subsidiary has engaged any employees or independent contractors whose employment would require special licenses, permits or other authorization of a Governmental Authority.

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(iv)	There are no material unwritten policies, practices or customs of the Company which, by extension, could reasonably be expected to entitle employees to material benefits in addition to what they are entitled by Law or Contract (including, without limitation, unwritten customs or practices concerning bonuses, the payment of severance pay when it is not legally required, prior advance notice periods and accrued vacation days), other than those included in the Employee Plans. To the Knowledge of the Company, and there are no customs or customary practices regarding employees that could be deemed to be binding on the Company.

(g)	Each person who has performed services for the Company or a Company Subsidiary in the preceding five (5) years and who has been treated as an independent contractor (whether referred to as independent contractor, consultant, sub-contractor, freelancer, or any other title) has been properly classified as such for purposes of the Code and all other applicable Laws. Neither the Company nor any Company Subsidiary has incurred, and to the Knowledge of the Company, there exists no circumstances under which the Company or a Company Subsidiary could incur, any liability arising from the misclassification of employees as independent contractors.

(h)	In its contracts with its independent contractors, consultants, sub-contractors and/or freelancers, the Company has included provisions reasonably designed to protect its rights against possible claims for reclassification of any of the aforementioned as employees of the Company or the Company Subsidiaries or for entitlement to rights of an employee vis-à-vis the Company (or Company Subsidiary), including but not limited to, rights to minimum wages or overtime wages, severance pay, vacation pay, sick leave, or other employee-related benefits.

Section 3.20 Permits. The Company have, since the Company Balance Sheet Date, complied, and are currently in material compliance with, the terms of, and validly hold, all material permits, licenses, authorizations, consents, approvals and franchises from Governmental Authorities required to conduct their businesses as currently conducted (“Permits”). Except for matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any Company Subsidiary has received written notice of any Legal Proceeding relating to (1) any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any such Permit or (2) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination, nonrenewal or modification of any such Permit; (ii) to the Knowledge of the Company, no event has occurred and no circumstance exists that (with or without notice or lapse of time, or both) (1) constitute, or would reasonably be expected to result in (directly or indirectly), a violation of or failure to comply with, any term or requirement of any Permit or (2) would, or would reasonably be expected to, result in (directly or indirectly) the revocation, withdrawal, suspension, cancellation, termination, nonrenewal or modification of any Permit; and (iii) all applications required to have been filed for the renewal of each Permit have been duly and timely filed with the appropriate Governmental Authority, and all other filings required to have been made with respect to each Permit have been duly and timely made with the appropriate Governmental Authority.

Section 3.21 Compliance with Laws; FCPA Matters.

(a)	The Company are, and have been at all times since the Company Balance Sheet Date, in compliance in all material respects with all Laws applicable to the Company or their respective assets. Neither the Company nor any of the Company Subsidiaries has received any written communication since the Company Balance Sheet Date from a Governmental Authority or any other Person that alleges that the Company is not in compliance in any material respect with any Law.

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(b)	Neither the Company nor, to the Knowledge of the Company, any of their respective directors, officers, employees, agents or distributors or any other Person acting on behalf of the Company has, in the course of their actions for or on behalf of the Company or the Company Subsidiaries, (i) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”), (ii) violated or is in violation of any applicable Law enacted in any jurisdiction in connection with or arising under the OECD Convention Combating Bribery of Foreign Public Officials in International Business Transactions (the “OECD Convention”), (iii) made, offered to make, promised to make or authorized or ratified the payment or giving of, directly or indirectly, any bribe, rebate, payoff, influence payment, kickback or other unlawful payment or gift of money or anything of value prohibited under any applicable Law addressing matters comparable to those addressed by the FCPA or the OECD Convention implementing legislation concerning such payments or gifts in any jurisdiction (any such payment, a “Prohibited Payment”), (iv) to the Knowledge of the Company, been subject to any investigation by any Governmental Authority with regard to any Prohibited Payment, or (v) violated or is in violation of any other Laws regarding use of funds for political activity or commercial bribery.

(c)	None of the Company, any of the Company Subsidiaries or, to the Knowledge of the Company, any director, officer, agent, employee, affiliate or representative of the Company is currently the subject or target of any sanctions administered or enforced by the United States Government, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority.

Section 3.22 Environmental Matters.

(a)	The Company are in material compliance with all applicable Environmental Laws and neither the Company nor any Company Subsidiary has been notified (in writing or otherwise) in the past three (3) years, whether from a Governmental Authority, citizens group, employee or otherwise, regarding an actual or alleged noncompliance with or violation of any Environmental Law, or any liability or potential liability for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under Environmental Law.

(b)	To the Knowledge of the Company, there are no circumstances that may prevent or interfere with the compliance of the Company or of any of the Company Subsidiaries with any Environmental Law in the future.

(c)	Neither the Company nor any Company Subsidiary is a party to or is the subject of any pending or, to the Knowledge of the Company, threatened Legal Proceeding alleging any Liability or responsibility under or noncompliance with any Environmental Law. Neither the Company nor any Company Subsidiary is subject to any Order by any Governmental Authority imposing any Liability or obligation under any Environmental Law. No site or premises currently owned, leased, controlled or operated by the Company is listed or, to the Knowledge of the Company, is currently proposed for listing on the National Priorities List or the Comprehensive Environmental Response, Compensation, and Liability Information System, both as maintained under the Federal Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), or on any comparable state governmental lists. Neither the Company nor any Company Subsidiary has received written notification within the past three (3) years of any potential responsibility or liability of the Company pursuant to the provisions of (i) CERCLA, (ii) any similar federal, state, local, foreign or other Environmental Law, or (iii) any Order issued pursuant to the provisions of any such Environmental Law.

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(d)	The Company have obtained all Permits required by Environmental Laws necessary to enable them to conduct their respective businesses as currently conducted and are in compliance with such Permits.

(e)	The Company has furnished to Parent copies of all environmental audits and risk and site assessments in the Company’s possession, if any, relating to compliance with Environmental Laws, management of Hazardous Materials, or the environmental condition of properties presently or formerly owned, operated, or leased in connection with the business of the Company.

Section 3.23 Litigation.

(a)	(i) There is no Legal Proceeding pending or, to the Knowledge of the Company, threatened, against the Company, any of the Company Subsidiaries or any of the respective properties of the Company and (ii) to the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b)	The Company has provided or made available to Parent prior to the Effective Date all pleadings and material written correspondence related to any Legal Proceeding involving the Company, all insurance policies and material written correspondence with brokers and insurers related to such Legal Proceeding and other information material to an assessment of such Legal Proceeding. The Company has an insurance policy or policies that is expected to cover all Liabilities related to any such Legal Proceedings and has complied with the requirements of such insurance policy or policies to obtain coverage with respect to such Legal Proceedings under such insurance policy or policies.

(c)	None of the Company or any officer or other Key Employee of the Company is subject to any Order that prohibits the Company or such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or to any material assets owned or used by the Company.

Section 3.24 Insurance.

(a)	The Company has made available to Parent prior to the Effective Date accurate and complete copies of all insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company and each of the Company Subsidiaries, and Section 3.24(a) of the Company Disclosure Schedules sets forth a true and complete list of all insurance policies maintained with respect to the Company, together with the most recent annual premiums paid by the Company and each of the Company Subsidiaries with respect to such insurance, deductibles, period, carriers, the liability limits for each such policy and identifies which insurance policies are “occurrence” or “claims made” and which Person is the policy holder.

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(b)	As of the Effective Date, each of the Company is, and continually since the later of the Company Balance Sheet Date and the date of acquisition by the Company (in the case of a Company Subsidiary) has been, insured by insurers reasonably believed by the Company to be of recognized financial responsibility and solvency, against such losses and risks and in such amounts as are customary in the businesses in which they are engaged.

(c)	With respect to each such insurance policy listed on Section 3.24(a) of the Company Disclosure Schedules: (i) the policy is legal, valid, binding and enforceable (subject to the Enforceability Exceptions) in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (ii) neither the Company nor any Company Subsidiary is in material breach or default thereof (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy, and (iii) to the Knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

(d)	At no time subsequent to the Company Balance Sheet Date has the Company (i) received notice or other communication from any of its insurance carriers regarding any actual or possible cancellation or invalidation of any insurance policy or (ii) received notice from any of its insurance carriers that any insurance premiums currently in effect with respect to its existing insurance policies will be subject to increase in an amount materially disproportionate to the amount of the increases in the amount of coverage with respect thereto or that any current insurance coverage will not be available in the future, other than as a result of the Transactions, substantially on the same terms as are now in effect. There is no pending material claim by the Company under any insurance policy. All information provided to insurance carriers (in applications and otherwise) on behalf of the Company and each of the Company Subsidiaries is accurate and complete. The Company and each of the Company Subsidiaries have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened against the Company, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company of its intent to do so.

Section 3.25 Related Party Transactions. Other than as disclosed herein, there are no direct or indirect material transactions, agreements, arrangements or understandings between the Company, on the one hand, and any current or former director, executive officer or employee of the Company or any of his or her immediate family member, or any holder of five percent (5%) or more of the outstanding Company Common Stock or any of their Affiliates (each, a “Related Party”), on the other hand. As of the Effective Date, to the Knowledge of the Company, no Related Party has made any claim against the Company. Each material transaction between the Company, on the one hand, and a Related Party, on the other hand, has been authorized by all necessary corporate action on the part of the Company or such Company Subsidiary.

Section 3.26 Anti-Takeover Statutes. Neither the Company nor any of the Company Subsidiaries is bound by or has in effect any “poison pill” or similar shareholder rights plan.

Section 3.27 Accounts Receivable. All accounts receivable of the Company represent valid obligations arising from bona fide sales actually made or services actually performed by the Company or the Company Subsidiaries. There is no contest, claim, defense or right of setoff, other than returns in the Ordinary Course of Business, under any Contract with any account debtor of an account receivable relating to the amount or validity of such account receivable.

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Section 3.28 Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or similar fee or commission from the Company or the Company Shareholders in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Shareholder.

Article IV. Representations and warranties of Parent and Merger Sub

Parent and Merger Sub hereby represent and warrant to the Company as follows:

Section 4.01 Incorporation; Good Standing. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets. Merger Sub is a corporation duly incorporated and validly existing under the laws of the State of California and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of Parent and Merger Sub is duly qualified to do business and is in good standing (to the extent either such concept is recognized under applicable Law) in each jurisdiction where such good standing is necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, prevent or materially delay the consummation by Parent and Merger Sub of the Transactions or the performance by Parent and Merger Sub of their respective covenants and obligations hereunder.

Section 4.02 Corporate Power; Enforceability. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is, or is specified to be a party, to perform their respective covenants and obligations hereunder and to consummate the Transactions. The execution and delivery by Parent and Merger Sub of this Agreement and each Ancillary Agreement to which each is or is specified to be a party, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder and thereunder and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by all necessary corporate or other action on the part of Parent and Merger Sub, and no other corporate or other proceeding on the part of Parent or Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and each Ancillary Agreement to which each is or is specified to be a party, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder or thereunder or the consummation by Parent and Merger Sub of the Transactions. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and at or before the Closing Parent and Merger Sub will have duly executed and delivered each Ancillary Agreement to which each is or is specified to be a party, and this Agreement constitutes, and each Ancillary Agreement to which each of Parent and Merger Sub is or is specified to be a party will after such execution and delivery constitute, assuming the due authorization, execution and delivery by the Company, a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each in accordance with their terms, subject to the Enforceability Exceptions.

Section 4.03 Non-Contravention. The execution and delivery by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder and the consummation by Parent and Merger Sub of the Transactions do not and will not (a) violate or conflict with any provision of the articles of incorporation or bylaws or other organizational documents of Parent or the articles of incorporation of Merger Sub, (b) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets may be bound, (c) assuming the Approvals referred to in Section 3.06 are obtained or made, violate or conflict with any Law applicable to Parent or Merger Sub or by which any of their properties or assets are bound or (d) result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub, except in the case of each of clauses (b) and (d) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, prevent or materially delay the consummation by Parent and Merger Sub of the Transactions or the performance by Parent and Merger Sub of their respective covenants and obligations hereunder.

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Section 4.04 Required Approvals. Except for (a) such filings of reports under the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder; (b) the filing with the Secretary of State of the State of California of the Certificate of Merger as provided in the GCL; (c) such filings and other Approvals as may be required solely by reason of Parent’s or Merger Sub’s (as opposed to the Company’s) participation in the Merger or the Transactions; and (d) such other Parent Approvals the failure of which to make or obtain has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect; no material notices, consents, authorizations, approvals, registrations, permits, licenses, orders, reports or other filings (any of the foregoing being referred to herein as a “Parent Approval”) are required to be made or obtained by Parent or Merger Sub with or from any Governmental Authority in connection with the execution, delivery and performance of this Agreement by the Parent and Merger Sub and the consummation of the Merger and the Transactions.

Section 4.05 Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or similar fee or commission from Parent or any of its Subsidiaries in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.06 Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the Transactions and, prior to the Effective Time, Merger Sub will not have engaged in any other business activities and will have incurred no Liabilities or obligations other than as contemplated by this Agreement.

Section 4.07 Parent and Merger Sub Board Approval. The boards of directors of Parent and Merger Sub have each unanimously: (a) determined that the Merger is fair to, and in the best interest of, Merger Sub and its shareholders, (b) approved this Agreement, the Merger and the Transactions, and (c) with respect to the board of directors of Merger Sub, resolved to recommend that the sole shareholder of Merger Sub approve this Agreement, the Merger and the Transactions, pursuant to the terms hereof (which approval has been obtained simultaneously with the execution of this Agreement).

Section 4.08 Parent Shares

(a)	As of the Closing the shares of Parent Common Stock and Series B Stock to be issued to the Company Shareholders will be duly authorized, validly issued, fully paid and non-assessable and will have been issued in accordance with all applicable laws, including, but not limited to, the Securities Act.

(b)	Upon consummation of the Contemplated Transactions, the Company Shareholders shall own all of the shares of Parent Common Stock and Series B Stock issued to them hereunder, free and clear of all Liens.

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(c)	The authorized, issued and outstanding share capital of Merger Sub consists of 20,000 shares of common stock, no stated par value per share, of which 100 shares are issued and outstanding and owned by Parent.

Article V. Covenants of the Company

Section 5.01 Interim Conduct of Business.

(a)	Except as expressly contemplated or required by this Agreement, required by applicable Law, or as approved by Parent, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, the Company and each Company Subsidiary shall (i) carry on its business in the usual, regular and Ordinary Course of Business consistent with past practice in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable Laws, (ii) use its commercially reasonable efforts, consistent with past practices, to preserve substantially intact its business organization, keep available the services of the current officers, employees and consultants of the Company, and preserve the current relationships of the Company and each of the Company Subsidiaries with customers, suppliers, distributors, licensors, licensees and other Persons with whom the Company has significant business relations and (iii) shall not take any action that would adversely affect or is reasonably likely to delay in any material respect the ability of either Parent or the Company to obtain any necessary approvals of any Governmental Authority or otherwise required for the Transactions.

(b)	Without limiting Section 5.01(a), the Company shall not do any of the following and shall cause the Company Subsidiaries to not do any of the following:

(i)	cause, permit or propose any amendment to the Charter Documents or Subsidiary Charter Documents;

(ii)	issue, sell, pledge, dispose of, grant, transfer, encumber, authorize or deliver or agree or commit to issue, sell, pledge, dispose of, grant, transfer, encumber, authorize or deliver (whether through the issuance or granting of options, restricted stock units, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities (including any right to receive a payment based on the price or value of any Company Securities);

(iii)	directly or indirectly acquire, repurchase, redeem or otherwise acquire any Company Securities (including any right to receive a payment based on the price or value of any Company Securities);

(iv)	(1) split, combine, subdivide or reclassify Company Securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any Company Securities, (2) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any Company Securities, or make any other actual, constructive or deemed distribution in respect of any Company Securities, except for cash dividends made by any Company Subsidiary to the Company or another Company Subsidiary or (3) enter into, amend, or modify any shareholders rights agreement, rights plan, “poison pill,” or other similar agreement or instrument;

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(v)	propose to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or of any Company Subsidiary, or elect or appoint any new directors or executive officers of the Company, except for the transactions contemplated by this Agreement;

(vi)	(1) incur, prepay, repurchase, assume or materially modify any Indebtedness or guarantee any Indebtedness of another Person or issue any debt securities or other rights to acquire any debt Company Securities, except for (A) debt incurred in the Ordinary Course of Business under letters of credit, lines of credit or other credit facilities or arrangements in effect on the Effective Date, a copy of which was made available to Parent prior to the Effective Date, or issuances or repayment of commercial paper in the Ordinary Course of Business, and (B) loans or advances between the Company and any Company Subsidiary, (2) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person, except with respect to obligations of the Company Subsidiaries incurred in the ordinary course consistent with past practice, (3) make any loans, advances or capital contributions to or investments in any other Person (other than the Company), except for business expense advances in the Ordinary Course of Business to employees of the Company of not more than $5,000per employee, (4) mortgage or pledge any of its or the Company Subsidiaries’ material assets, tangible or intangible, or create or permit to exist any Lien thereupon (other than Permitted Liens or Liens granted in connection with the incurrence of any Indebtedness permitted under this Section 5.01(b)(vi);

(vii)	except as may be required by applicable Law or the terms of any Employee Plan or Contract as in effect prior to the Effective Date that has been provided or made available to Parent prior to the Effective Date and except for the grant of bonuses to certain employees of the Company and Company Subsidiaries, in an aggregate amount not to exceed $20,000 in accordance with Section 5.01(b)(vii) of the Company Disclosure Schedules, which shall be pre-approved by the Parent, (1) enter into, adopt, amend in any material respect (including acceleration of vesting) or terminate any material bonus, profit sharing, incentive, compensation, severance, retention, termination, change of control, option, restricted stock unit, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any current or former employee, officer, director or other service provider of the Company in any manner, (2) increase the compensation or benefits (including any severance, change of control, termination or similar compensation or benefits) payable or to become payable to any current or former employee, officer, director or other service provider of the Company, pay or agree to pay any special bonus or special remuneration to any such employee, officer, director or other service provider, or pay or agree to pay any material benefit not required by any plan or arrangement as in effect as of the Effective Date, make any loans to any of such employees, officers, directors or other service providers (other than advancement of business expenses in the Ordinary Course of Business and consistent with past practices, of not more than $5,000 per employee), or make any change in its existing borrowing or lending arrangements for or on behalf of any such persons pursuant to an employee benefit plan or otherwise, in each case of (1) and (2) except as permitted by Section 5.01(b)(iii), (3) announce, implement, or effect any reduction in labor force, layoff, early retirement program, severance program or other program or effort concerning the termination of employment of its employees, other than routine employee terminations consistent with past practices, (4) adopt or enter into any collective bargaining agreement, works council agreement or other labor union Contract applicable to its employees, or (5) hire or engage any new employee, officer, director or other service provider of the Company, or terminate the employment thereof, other than hiring or firing of employees or other service providers with total annual compensation not in excess of $50,000 per employee or other service provider, as applicable and $100,000 in the aggregate, and in the Ordinary Course of Business;

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(viii)	except as may be required as a result of a change in applicable Law or in GAAP after the Effective Date, make any material change in any of the accounting principles or practices used by it (including any change in depreciation or amortization policies), or make any material change in internal accounting controls or disclosure controls and procedures;

(ix)	(1) acquire or license any material amount of assets, or (2) make or agree to make any new capital expenditure or expenditures that, individually, is in excess of $10,000 or, in the aggregate, are in excess of $50,000;

(x)	(1) acquire or agree to acquire (by merger, consolidation or acquisition of stock or assets or by any other manner) (A) any business or other Person or any material equity interest therein or (B) any assets that are material, individually or in the aggregate, to the Company, (2) enter into any Contract with respect to a joint venture, strategic alliance or partnership that is material to the Company, taken as a whole; or (3) other than in the ordinary course consistent with past practice, sell, lease (as lessor), license or otherwise dispose of or subject to any Lien any properties or assets of the Company or the Company Subsidiaries, which are material to the Company, taken as a whole;

(xi)	prepare or file any income Tax Return or other material Tax Return in a manner inconsistent with past practice or, on any such Tax Return, take any position inconsistent with past practice, make or change any Tax election, settle or otherwise compromise any claim relating to Taxes, settle any dispute relating to Taxes, adopt or change any accounting method in respect of Taxes, enter into any Tax indemnity, sharing, allocation or closing agreement, or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment, request any ruling or similar guidance with respect to Taxes;

(xii)	(1) discharge, settle or satisfy any claims, liabilities, litigation or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in an amount in excess of $10,000 individually or $50,000 in the aggregate, other than the payment, discharge, settlement or satisfaction of liabilities reflected or reserved against in, or contemplated by, the Financial Statements, (2) cancel any material Indebtedness (individually or in the aggregate) or waive any claims or rights with a value in excess of $50,000, or (3) give any material discount, accommodation or other concession (other than in the Ordinary Course of Business) in order to accelerate or induce the collection of any receivable;

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(xiii)	except in the Ordinary Course of Business, (1) enter into any Contract that would constitute a Material Contract if entered into at any time prior to the Effective Date, (2) modify or amend in any material respect any Material Contract, (3) terminate any Material Contract, or (4) waive, release, or assign any material rights or claims under any Material Contract;

(xiv)	transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon, or allow to lapse or expire or otherwise dispose of any of the material assets, product lines, or businesses of the Company, other than (1) pursuant to Contracts in effect as of, and disclosed to Parent, prior to the Effective Date, or (2) in connection with the distribution, sale or license of other products or services, in each case, in the Ordinary Course of Business;

(xv)	enter into, engage in or amend any transaction or Contract with any Company Subsidiary or Related Party;

(xvi)	enter into any Contract that limits either the type of business in which the Company or a Company Subsidiary (or, after the Effective Time, Parent or its Subsidiaries) may engage or the manner or locations in which it may so engage in any business, or would require the Company or the Company Subsidiaries to deal exclusively with a Person or related group of Persons;

(xvii)	cancel or fail to in good faith seek to renew any insurance policies;

(xviii)	except as expressly permitted in this Agreement, take any action that would reasonably be expected to result in any of the conditions set forth in Article VII not being satisfied or that is intended to prevent, materially impair or materially delay the ability of the Company to consummate the Merger and the Transactions; or

(xix)	enter into a Contract, or otherwise resolve or agree, to take any of the actions prohibited by this Section 5.01(b).

(c)	Notwithstanding the foregoing, nothing in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the business or operations of the Company or the Company Subsidiaries at any time prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their own business and operations.

Section 5.02 No Solicitation.

(a)	The Company shall, and shall cause the Company Subsidiaries and its and their respective Representatives to, immediately cease any and all existing discussions, communications or negotiations with any Persons (other than Parent, Merger Sub and their Representatives) conducted heretofore with respect to any Acquisition Proposal. The Company shall promptly (but in no event later than two (2) Business Days after the Effective Date) revoke, terminate or withdraw access of any Person (other than Parent, Merger Sub and their Representatives) to any data room (virtual or actual) containing any non-public information with respect to the Company or the Company Subsidiaries in connection with any Acquisition Proposal.

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(b)	At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, the Company shall not, and shall cause their respective Representatives not to, directly or indirectly, (i) solicit, initiate or cooperate with the making, submission or announcement of, or encourage, facilitate or assist the making of, any Acquisition Proposal, (ii) furnish to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company, or afford to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company, in each such case that has made, submitted or announced, or would reasonably be expected to make, submit or announce, or with the intent to induce the making, submission or announcement of, or the intent to knowingly encourage, facilitate or assist the making, submission or announcement of, an Acquisition Proposal, (iii) participate or engage in any discussions or negotiations with any Person with respect to an Acquisition Proposal or Acquisition Transaction, or (iv) resolve or publicly propose to take any of the actions referred to in clauses (i) through (iii). The Company agrees that any violation of the restrictions set forth in Section 5.02 by the Company Subsidiaries or any of the Company’s or any of the Company Subsidiaries’ Representatives shall be deemed a breach of this Agreement by the Company.

(c)	The Company shall promptly (and in any event within twenty-four (24) hours from the time at which the Company becomes aware thereof) notify Parent orally and in writing if the Company becomes aware of the receipt by the Company or any of their respective Representatives of (i) any Acquisition Proposal, (ii) any request for information that would reasonably be expected to lead to an Acquisition Proposal or (iii) any inquiry with respect to, or which would reasonably be expected to lead to, any Acquisition Proposal. Such notice shall include the terms and conditions of such Acquisition Proposal, request or inquiry, the identity of the Person or group making any such Acquisition Proposal, request or inquiry. The Company shall keep Parent informed of the status and terms of any such Acquisition Proposal, request or inquiry on a prompt basis, and in any event no later than twenty-four (24) hours after the occurrence of any material changes to any such Acquisition Proposal (including any change to the terms and conditions thereof and of any withdrawal thereof).

(d)	The Company shall not, and shall cause the Company Subsidiaries and its and their respective Representatives not to, enter into any Contract with any Person that would restrict the Company’s ability to provide to Parent the information described in Section 5.02(c), and neither the Company nor any of the Company Subsidiaries is currently party to or bound by any Contract that prohibits the Company from providing the information described in Section 5.02(c) to Parent. The Company (i) shall not, and shall cause the Company Subsidiaries not to, terminate, waive, amend or modify, or grant permission under, any standstill, non-compete, non-solicitation or confidentiality provision in any Contract to which it or any of the Company Subsidiaries is or becomes a party relating to an Acquisition Proposal (other than any such Contract with Parent or Merger Sub), and (ii) shall, at the reasonable request of the Parent, cause the Company Subsidiaries and its and their respective Representatives to, use reasonable commercial efforts to enforce such standstill, non-compete, non-solicitation and confidentiality provisions if the Company becomes aware of any material breach thereof by the party subject thereto.

(e)	The Company shall promptly (but in no event later than five (5) Business Days after the Effective Date) (i) demand that each Person that has executed a confidentiality agreement in the preceding eighteen (18) months in connection with any Acquisition Proposal return or destroy all non-public information furnished to such Person or its Representatives by or on behalf of the Company in accordance with the terms of the applicable confidentiality agreement, and (ii) revoke, terminate or withdraw access of any Person (other than Parent, Merger Sub and their Representatives) to any data room (virtual or actual) containing any non-public information with respect to the Company or the Company Subsidiaries in connection with any Acquisition Proposal.

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Section 5.03 Access. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, the Company shall, and shall cause each of the Company Subsidiaries to, afford Parent and its Representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records and personnel of the Company and, during such period, the Company shall, and shall cause each of the Company Subsidiaries to, furnish promptly to Parent and its Representatives any information concerning its business, Taxes, properties or personnel as Parent may reasonably request, including (i) any report, schedule and other document filed or furnished by it with the SEC and any material communication (including “comment letters”) received by the Company from the SEC in respect of such filings, and (ii) internal monthly consolidated financial statements of the Company, to the extent prepared in the Ordinary Course of Business; provided, however, that no information or knowledge obtained by Parent in any investigation conducted pursuant to the access contemplated by this Section 5.03 shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or otherwise impair the rights and remedies available to Parent and Merger Sub hereunder. Subject to compliance with applicable Law, from the Effective Date until the earlier of the termination of this Agreement and the Effective Time, the Company shall confer from time to time as reasonably requested by Parent with Parent or its Representatives to discuss any material changes or developments in the operational matters of the Company and the general status of the ongoing operations of the Company. Any investigation conducted pursuant to the access contemplated by this Section 5.03 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company or create a risk of damage or destruction to any property or assets of the Company.

Section 5.04 Company Shareholders’ Approval.

(a)	As soon as reasonably practicable following the Effective Date, the Company shall, for the purpose of obtaining the Company Shareholder Approval, either establish a record date for, duly call, give and publish notice of and convene a special meeting of its shareholders establish a record date for and solicit the written consent of the Company Shareholders, in each case to approve this Agreement, the Merger and the other Transactions.

(b)	The Company agrees that, unless this Agreement has been terminated in accordance with Article IX, it shall not submit to the vote of the Company Shareholders any Acquisition Proposal or Acquisition Transaction prior to the vote of the Company Shareholders with respect to this Agreement and the Merger at the Company Shareholders Meeting or by the Company Shareholders Written Consent. Without the prior written consent of Parent, the Company Shareholder Approval shall be the only matter (other than procedural matters or the approval of certain compensation arrangements in connection with the Merger) which the Company shall propose to be acted on by the Company Shareholders at the Company Shareholder Meeting or in the Company Shareholders Written Consent.

Section 5.05 Audited Financial Statements.

(a)	The Company acknowledges that Parent may include the Financial Statements in a registration statement or other filing made by Parent with the SEC.

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(b)	Following the Closing, the Company shall use its commercially reasonable efforts to deliver, or cause to be delivered to Parent, consolidated, audited financial statements of the Company as of and for the years ended December 31, 2019 and December 31, 2020 and reviewed financial statements for any interim period, in each case together with an unqualified opinion with respect thereto from an independent accounting firm registered with the Public Company Accounting Oversight Board as reasonably determined by Parent (the “Company Auditor”) as required for inclusion in the reports required to be filed by the Company with the SEC in connection with the Merger and the Transactions (the “Audited Financial Statements”). The Company Auditor must consent to their opinion referenced above being used in a registration statement or other filing made by Parent with the SEC. Within thirty (30) days following the last day of each fiscal quarter ending after December 31, 2020, the Company shall deliver, or cause to be delivered, to Parent, in form and substance satisfactory to Parent, the Company’s unaudited consolidated balance sheet as of the last day of such fiscal quarter and as of the last day of the corresponding fiscal quarter from the prior fiscal year, and the related consolidated unaudited statements of operations, cash flow and stockholders’ equity for the three (3) month periods then ended, in each case reviewed by the Company’s independent accountants in accordance with SAS-100 (the “Interim Financials”). The Company, prior to the Effective Time, and the Shareholder Representative, on or after the Effective Time, shall, if requested by Parent, reasonably cooperate with Parent in causing the Company’s auditors to deliver, and shall use commercially reasonable efforts to take such other actions as are necessary to enable the Company’s auditors to deliver, any opinions, consents, comfort letters, or other materials necessary for Parent to file the Audited Financial Statements and any Interim Financials in a registration statement or other filing made by Parent with the SEC or to comply with the reasonable request of an underwriter in connection with a public offering of Parent’s securities. Parent shall be entitled to include the information contained in the Audited Financial Statements and any Interim Financials in a registration statement or other filing made by Parent with the SEC if such registration statement or other filing is required in connection with Parent satisfying its reporting obligations under the Securities Act or the Exchange Act or any rule or regulation applicable to Parent or Parent’s securities.

(c)	The Audited Financial Statements and any Interim Financials, when delivered, will (i) have been derived from the books and records of the Company, (ii) be true and correct in all material respects, (iii) present fairly the consolidated financial position, results of operations and cash flows of the Company at the dates and for the periods indicated (subject to normal year-end adjustments) in accordance with past practices and Regulation S-X promulgated under the Exchange Act, except as indicated in the footnotes thereto and (iv) meet the standards, requirements, conditions and thresholds as otherwise reasonably determined by Parent.

Article VI. Additional Covenants of all Parties

Section 6.01 Commercially Reasonable Efforts to Complete. Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party or Parties in doing, all things reasonably necessary, proper or advisable under applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable (and in any event prior to the Outside Date), the Transactions, including using commercial reasonable efforts to: (a) cause the conditions set forth in Article VII to be satisfied (but not waived); (b) obtain all Approvals from Governmental Authorities and third parties that are necessary to consummate the Merger; (c) obtain all necessary or appropriate consents, waivers and approvals, or give all necessary or appropriate notices, under any Material Contracts in connection with this Agreement and the consummation of the Transactions so as to maintain and preserve the benefits under such Material Contracts following the consummation of the Transactions; and (d) execute and deliver any additional instruments reasonably necessary to consummate the Transactions and to fully carry out the purposes of this Agreement and the Ancillary Agreements. Notwithstanding anything to the contrary herein (except as set forth in Section 12.01), the Company shall not be required prior to the Effective Time to pay any consent or other similar fee, “profit sharing” or other similar payment or other consideration (including increased rent or other similar payments or any amendments, supplements or other modifications to (or waivers of) the existing terms of any Contract), or the provision of additional security (including a guaranty) to obtain the consent, waiver or approval of any Person under any Contract.

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Section 6.02 Regulatory Filings.

(a)	Each of Parent and Merger Sub shall, and shall cause their respective Affiliates to, if applicable, on the one hand, and the Company, on the other hand, shall promptly inform the other of any communication from any Governmental Authority regarding any of the Transactions in connection with any filings or investigations with, by or before any Governmental Authority relating to this Agreement or the Transactions, including any Legal Proceedings initiated by a private party. If any Party or Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Authority with respect to the Transactions or with respect to any filings that have been made, then such party shall use its best reasonable commercial efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable Law or by the applicable Governmental Authority, the Parties agree to (i) give each other reasonable advance notice of all meetings with any Governmental Authority relating to the Merger, (ii) give each other an opportunity to participate in each of such meetings, (iii) keep the other party reasonably apprised with respect to any oral communications with any Governmental Authority regarding the Merger, (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Merger, articulating any regulatory or competitive argument and/or responding to requests or objections made by any Governmental Authority, (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Authority regarding the Merger, (vi) provide each other (or counsel of each Party, as appropriate) with copies of all written communications to or from any Governmental Authority relating to the Merger, and (vii) cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other with respect to, all material deliberations with respect to all efforts to satisfy the conditions set forth in Section 7.01(a). Any such disclosures, rights to participate or provisions of information by one party to the other may be made on a counsel-only basis to the extent required under applicable Law or as appropriate to protect confidential information.

(b)	From and after the Effective Date and until the Closing, each of the Company and Parent shall not operate their respective businesses in such manner or take any action that would reasonably be expected to increase in any material respect the risk of not obtaining any such Approval from a Governmental Authority or that would violate any Law.

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(c)	Notwithstanding the foregoing or anything herein to the contrary, no Party shall be required to dispose of any material amount of assets, or curtail any material portion of its operations, or pay any fees to any Governmental Authority in excess of $10,000, in order to obtain any approval or consent from any Governmental Authority in order to consummate the Transactions.

Section 6.03 Anti-Takeover Statute. In the event that any anti-takeover, anti-trust or similar Law is or becomes applicable to this Agreement or any of the Transactions, the Company, Parent and Merger Sub shall, subject to Section 6.02(c), use their respective reasonable commercial efforts to ensure that the Transactions may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement and otherwise to minimize the effect of such Law on this Agreement and the Transactions.

Section 6.04 Notification of Certain Matters.

(a)	Subject to applicable Law and the instructions of any Governmental Authority, each of the Company and Parent shall keep the other reasonably apprised of the status of matters relating to completion of the Transactions, including (subject to any confidentiality obligations) promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of their Subsidiaries or Representatives, from any Governmental Authority with respect to the Transactions.

(b)	The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the Company or Parent, as the case may be, becoming aware that any representation or warranty made by it in this Agreement or any Ancillary Agreement is untrue or inaccurate in any material respect, (ii) the Company or Parent, as the case may be, shall become aware of the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which reasonably could be expected to cause any representation or warranty contained in this Agreement or any Ancillary Agreement to be untrue or inaccurate in any material respect, (iii) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder, (iv) any notice or other communication from any person alleging that the consent of such person is required in connection with the consummation of any of the Transactions, and (v) any change to the number of Company Securities issued and outstanding as set forth in Section 3.07 which results from anything other than actions specifically permitted by this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.04 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice, and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to Parent pursuant to this Section 6.04(b).

(c)	The Company shall promptly advise Parent orally and in writing of (i) any change or event that has or could reasonably be expected to have a Company Material Adverse Effect and (ii) any change or event that has or could reasonably be expected to cause any of the conditions to Closing set forth in Article VII not to be satisfied by the Outside Date; provided, however, that the delivery of any notice pursuant to this Section 6.04(c) shall not limit or otherwise affect the Company’s representations and warranties in Article III, any covenant of the Company in this Agreement or any remedies available hereunder to Parent.

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(d)	Each Party shall promptly advise the other Parties of any Legal Proceedings commenced after the Effective Date or threatened against such Party or any of its directors, officers, employees (in their capacity as such) or Affiliates by any Person, and shall keep the other Parties reasonably informed regarding any such Legal Proceedings. The Company shall promptly notify the other Parties of any Legal Proceeding that may be threatened or asserted in writing, brought, or commenced against the Company, that would have been listed in Section 3.23 of the Company Disclosure Schedules, if such Legal Proceeding, had arisen prior to the Effective Date. The Company agrees that it shall not settle, compromise or come to an arrangement regarding, or make an offer or agree to settle, compromise or come to an arrangement regarding, any such Legal Proceedings commenced against the Company, any Company Subsidiary or any director, officer or employee thereof without the prior written consent of Parent which shall not be unreasonably withheld or delayed. After receipt of the Company Shareholder Approval, the Company shall cooperate with Parent and, if requested by Parent, use its reasonable commercial efforts to settle, compromise or come to an arrangement regarding any unresolved Legal Proceedings in accordance with Parent’s direction.

Section 6.05 Public Statements and Disclosure. None of the Company, on the one hand, or Parent and Merger Sub, on the other hand, shall issue any public release or make any public announcement concerning this Agreement or the Transactions without the prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), unless (a) such disclosing Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Law or, in the case of Parent, the market rules, internal rules, guidelines or other mandatory requirements of the securities exchange or market on which any Parent capital stock is then listed or available for trading and (b) to the extent practicable before such press release or disclosure is issued or made, such Party advises the other Parties of, and consults with the other Parties regarding, the text of such press release or disclosure. Notwithstanding the foregoing, without prior consent of the other Parties, each of Parent and the Company may disseminate material substantially similar to material included in a press release or other document previously approved for public distribution by the other Party. Each Party agrees to promptly make available to the other Parties copies of any written public communications made without prior consultation with the other Parties.

Section 6.06 No Control of the Company’s or Parent’s Operations. Nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, rights to control or direct the operations of the other prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

Article VII. Conditions to the Closing of the Merger

Section 7.01 General Conditions. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger and the Transactions shall be subject to the satisfaction or waiver (except with respect to the condition set forth in Section 7.01(a), which cannot be waived) by mutual written agreement of Parent and the Company, prior to the Effective Time, of each of the following conditions:

(a)	Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(b)	No Legal Prohibition. No Governmental Authority of competent jurisdiction shall have enacted, issued, granted or promulgated any Law or Order that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger.

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(c)	No Legal Proceedings. No Legal Proceeding initiated by any Person seeking an Order to enjoin or prohibit the consummation of the Merger or the Transactions shall be pending or threatened.

(d)	Certificate of Merger. The Parties shall have agreed on the form, terms and conditions of the Certificate of Merger as set forth in Section 2.12.

Section 7.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger and the Transactions shall be subject to the satisfaction or waiver prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent:

(a)	Representations and Warranties.

(i)	Each of the representations and warranties of the Company in this Agreement, other than the Fundamental Representations, that is qualified or limited by a materiality or Company Material Adverse Effect shall be true and correct in all respects on and as of the Effective Date and as of the Effective Time as though made on and as of the Effective Time (except to the extent such representation and warranty is expressly made as of a specified date, in which case such representations shall be true and correct in all respects as of such date).

(ii)	The Fundamental Representations of the Company shall true and correct in all respects when made and shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Dates.

(iii)	All other representations and warranties of the Company contained in this Agreement (other than those described in Section 7.02(a)(i) and Section 7.02(a)(i)) shall be true and correct in all material respects, in each case, as of the Effective Date and as of the Effective Time as if made on and as of the Effective Time, except to the extent such representations and warranties by their terms speak as of a specific date, which representations and warranties will have been true and correct as of such date (except to the extent such representation and warranty is expressly made as of a specified date, in which case such representations shall be true and correct in all material respects as of such date).

(b)	Performance of Obligations; Certifications. The Company shall have performed and complied in all material respects with each of the obligations and covenants that are to be performed by it under this Agreement at or prior to the Effective Time, and all of the Company Shareholders shall have delivered to Parent the shareholder verifications and certifications as set forth in Section 2.08(c).

(c)	Officer’s Certificate. Parent shall have received a certificate, dated as of the Closing Date and executed on behalf of the Company by its Chief Executive Officer (i) certifying the incumbency of each of the Company’s officers authorized to sign, on behalf of the Company, this Agreement and the Ancillary Agreements executed or to be executed and delivered by the Company pursuant to this Agreement; (ii) certifying (1) as to the terms and effectiveness of the Charter Documents, (2) as to the valid adoption of resolutions of the Company Board (whereby the Merger and the Transactions were approved by the Company Board); and (3) that the Company Shareholders constituting the Company Shareholder Approval have approved this Agreement and the consummation of the Transactions; (iii) certifying that the conditions set forth in Section 7.02(a), Section 7.02(b), Section 7.02(d), Section 7.02(e), Section 7.02(f), Section 7.02(g) and Section 7.02(j) have been satisfied; (iv) certifying that the Company Distribution Table is true, complete and accurate in all respects as of the Closing Date; and (v) attaching a certificate of good standing of the Company from the Secretary of State of the State of California, and a good standing certificate from each jurisdiction in which the Company is qualified to do business, each of which to be dated within a reasonable period prior to Closing with respect to the Company.

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(d)	Governmental and Other Approvals. The approvals, consents, waivers and notices required to be obtained or sent by the Company to or from any Person to consummate the Merger and the Transactions or as set forth on the Company Disclosure Schedules shall have been obtained, given or sent, as applicable, by the Company.

(e)	Company Material Adverse Effect. Since Effective Date there shall not have been any Company Material Adverse Effect.

(f)	Appraisal Rights. No holders of any the outstanding shares of Company Common Stock shall have exercised or shall continue to have any claim to demand or exercise appraisal, dissenters’ or similar rights under applicable Law with respect to such equity Company Securities by virtue of the Merger.

(g)	Company Shareholder Approval. This Agreement and the Transactions shall have been approved by the holders of 100% of the Company Common Stock, and such approval shall not have been withdrawn.

(h)	FIRPTA Certificate. The Company shall deliver to Parent a certificate, dated as of the Closing Date, certifying to the effect that no interest in the Company is a U.S. real property interest (such certificate in the form required by U.S. Treasury Regulation § 1.897-2(h) and 1.1445-3(c)).

(i)	Section 280G Payments. With respect to any payments or benefits that Parent determines may constitute a Section 280G Payment, the Company Shareholders shall have approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such Section 280G Payments or shall have disapproved such payments and/or benefits, and, as a consequence, no Section 280G Payments shall be paid or provided for in any manner and Parent shall not have any liabilities with respect to any Section 280G Payments.

(j)	No Litigation. There shall not be pending or threatened any Legal Proceeding in which a Governmental Authority or any Person is or is threatened to become a party or is otherwise involved: (i) challenging or seeking to restrain or prohibit the consummation of the Merger, (ii) relating to the Merger and seeking to obtain from the Company, any damages or other relief in excess of $20,000, or (iii) that would materially and adversely affect the right of Parent, the Surviving Corporation or any subsidiary of Parent to (x) own the assets and operate the business of the Company, taken as a whole or (y) prohibit or limit the exercise by Parent of any material right pertaining to ownership of the share capital of the Surviving Corporation.

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Section 7.03 Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger and the Transactions shall be subject to the satisfaction or waiver prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by the Company:

(a)	Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement that are qualified or limited by a materiality, Material Adverse Effect or other similar standard shall be true and correct in all respects, and all other representations and warranties of the Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects, in each case, as of the Effective Date and as of the Effective Time as if made on and as of the Effective Time, except to the extent such representations and warranties by their terms speak as of a specific date, which representations and warranties will have been true and correct as of such date.

(b)	Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects the obligations that are to be performed by Parent and Merger Sub under this Agreement at or prior to the Effective Time.

(c)	Officer’s Certificate. The Company shall have received a certificate, dated as of the Closing Date and executed on behalf of Parent by its Chief Executive Officer, (i) certifying the incumbency of each of the Parent’s and Merger Sub’s officers authorized to sign, on behalf of the Parent and Merger Sub, this Agreement and the Ancillary Agreements executed or to be executed and delivered by Parent or Merger Sub pursuant to this Agreement; (ii) certifying as to the valid adoption of resolutions of the Parent Board (whereby the Merger and the Transactions were approved by the Parent Board); (iii) certifying that the conditions set forth in Section 7.03(a), Section 7.03(b), Section 7.03(d) and Section 7.03(e) have been satisfied; and (iv) attaching a certificate of good standing of Parent from the Secretary of State of the State of Delaware, and a certificate of good standing of Merger Sub from the Secretary of State of the State of California.

(d)	Governmental and Other Approvals. The approvals, consents, waivers and notices required to be obtained or sent by the Parent or Merger Sub to or from any Person to consummate the Merger and the Transactions shall have been obtained, given or sent, as applicable, by the Parent or Merger Sub.

(e)	Parent Material Adverse Effect. Since the Effective Date there shall not have been any Parent Material Adverse Effect.

Article VIII. Survival of Representations, Warranties and Covenants; Indemnification

Section 8.01 Survival of Representations, Warranties and Covenants. All representations, warranties, agreements, covenants and obligations in this Agreement, the Ancillary Agreements, the Company Disclosure Schedules, any exhibit to this Agreement or an Ancillary Agreement or any agreement, instrument, certificate or document specifically required to be delivered under this Agreement or an Ancillary Agreement by any Party are material and shall be deemed to have been relied upon by the Parties receiving the same. The representations and warranties of the Company contained in this Agreement, the Ancillary Agreements or in any certificate or other instrument delivered pursuant to this Agreement or the Ancillary Agreements, shall survive until 11:59 p.m. Pacific Time on the twenty-four (24) month anniversary of the Closing Date, other than the Fundamental Representations, which shall survive each survive until 11:59 p.m. Pacific Time on the thirty-six (36) month anniversary of the Closing Date. The date until which any representation or warranty survives shall be referred to as the “Survival Date” for such representation or warranty. Notwithstanding anything in this Section 8.01 to the contrary, if, at any time prior to 11:59 p.m. Pacific Time on the applicable Survival Date, a claim for recovery is made hereunder, then the claim so asserted, and the applicable representations, warranties and covenants, shall survive the applicable Survival Date until such claim is fully and finally resolved. All covenants and agreements contained in this Agreement, the Ancillary Agreements or in any certificate or other writing delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the Closing and shall continue to remain in full force and effect in accordance with their express terms.

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Section 8.02 Indemnification by the Company Shareholders. Provided that the Closing occurs, subject to the provisions of this Article VIII, Company Shareholders agree to jointly and severally, indemnify, reimburse and hold Parent and its officers, directors, stockholders and Affiliates, including the Surviving Corporation (the “Parent Indemnified Parties”), harmless against all claims, losses, Liabilities, damages, Taxes, deficiencies, costs and expenses, including reasonable accounting and auditors’ fees, attorneys’ fees and expenses of investigation and defense, interest, fines and penalties (hereinafter individually a “Loss” and collectively “Losses”) paid, incurred or sustained by the Indemnified Parties, or any of them (including the Surviving Corporation), directly or indirectly, as a result of, with respect to or in connection with (a) any breach or inaccuracy of any representation or warranty of the Company contained in this Agreement, the Ancillary Agreements or in any certificate or other instruments delivered by or on behalf of the Company pursuant to this Agreement or the Ancillary Agreements; (b) any failure by the Company to perform, fulfill or comply with any covenant or obligation applicable to it contained in this Agreement, the Ancillary Agreements or in any certificate or other instruments delivered pursuant to this Agreement or the Ancillary Agreements; (c) any Actions by any third parties with respect to the business or operations of the Company for any period on or prior to the Closing Date and (d) any Pre-Closing Taxes.

Section 8.03 Indemnification by the Parent. Provided that the Closing occurs, subject to the provisions of this Article VIII, Parent agrees to indemnify, reimburse and hold the Company Shareholders and their respective officers, directors, stockholders and Affiliates (the “Company Indemnified Parties”), harmless against all Losses paid, incurred or sustained by the Company Indemnified Parties, or any of them, directly or indirectly, as a result of, with respect to or in connection with (a) any breach or inaccuracy of any representation or warranty of the Parent or Merger Sub contained in this Agreement, the Ancillary Agreements or in any certificate or other instruments delivered by or on behalf of the Parent or Merger Sub pursuant to this Agreement or the Ancillary Agreements; (b) any failure by Parent or Merger Sub to perform, fulfill or comply with any covenant or obligation applicable to either of them contained in this Agreement, the Ancillary Agreements or in any certificate or other instruments delivered pursuant to this Agreement or the Ancillary Agreements; and (c) any Post-Closing Taxes.

Section 8.04 Procedure. The Party making a claim under this Agreement is referred to as the “Indemnified Party” and the Party against whom such claims are asserted under this Agreement is referred to as the “Indemnifying Party”.

(a)	Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 8.04(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof, provided that the fees and disbursements of such counsel shall be at the expense of the Indemnified Party.

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(b)	Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.04(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.04(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)	Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) calendar days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) calendar day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

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(d)	Cooperation. Upon a reasonable request made by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such Direct Claim. Any costs or expenses associated with taking such actions shall be included as Losses hereunder.

Section 8.05 Maximum Payments; Remedy.

(a)	If the Closing occurs, the maximum amount all Parent Indemnified Parties may collectively recover from the Company Shareholders pursuant to the indemnity set forth in Section 8.02 shall be limited to the principal amount which remains due and payable pursuant to the Notes as of the date of the commencement of the applicable indemnification claim. In the event that the Company Shareholders become obligated to pay to any Parent Indemnified Party any indemnification amounts pursuant to the indemnity set forth in Section 8.02, the Parties acknowledge and agree that the principal amount of the Notes then outstanding shall be reduced by such amount to the extent possible, to be apportioned pro rata between all of the Notes then outstanding, and Parent shall cause the applicable amounts to thereafter be paid to the applicable Parent Indemnified Party(ies).

(b)	If the Closing occurs, the maximum amount all Company Indemnified Parties may collectively recover from Parent pursuant to the indemnity set forth in Section 8.02 shall be limited to principal amount which remains due and payable pursuant to the Notes as of the date of the commencement of the applicable indemnification claim, which shall be paid in cash by Parent to the applicable Company Indemnified Party(ies).

(c)	Notwithstanding anything in this Agreement to the contrary, no indemnification claims for Losses shall be asserted by the Parent Indemnified Parties under Section 8.02 or by the Company Indemnified Parties under Section 8.03 unless, in either case, (x) any individual Loss or group or series of related Losses under Section 8.02 or Section 8.03, as applicable, exceeds $10,000, whereupon the Parent Indemnified Parties or the Company Indemnified Parties, as applicable, shall be entitled to receive only amounts for Losses in excess of such amount, subject to the limitations set forth herein.

Section 8.06 Purchase Price Adjustments. Amounts paid to or on behalf of any Person as indemnification under this Agreement shall be treated as adjustments to the Merger Consideration.

Section 8.07 Sole Remedy. Following the Closing, the Parties agree that, except for the availability of injunctive or other equitable relief, the rights to indemnification under this Article VIII shall be the sole remedy that any Indemnified Party will have in connection with the Transactions.

Section 8.08 Knowledge. An Indemnified Party’s rights herein shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) by, such Indemnified Party or any of its Representatives or Affiliates at any time, whether before or after the execution and delivery of this Agreement or the Effective Time. The waiver of any condition related to the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification or other remedy based upon any such representation, warranty, covenant or obligation.

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Section 8.09 Limitation on Damages. In no event will any Party be liable to any other Party under or in connection with this Agreement or in connection with the Transactions for special, general, indirect, consequential, or punitive or exemplary damages, including damages for lost opportunity, even if the Party sought to be held liable has been advised of the possibility of such damage.

Article IX. Termination, Amendment and Waiver

Section 9.01 Termination. This Agreement may be validly terminated only as follows (it being understood and hereby agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a)	at any time prior to the Effective Time (notwithstanding the prior receipt of the Company Shareholder Approval), by mutual written agreement of Parent and the Company; or

(b)	by either the Company or Parent, at any time prior to the Effective Time (notwithstanding the prior receipt of the Company Shareholder Approval), in the event that the Effective Time shall not have occurred on or before 120 days following the Effective Date (such date referred to herein as the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(b) shall not be available to any Party whose breach of the terms and conditions of this Agreement have been a principal cause of, or primarily resulted in, the failure of the Effective Time to occur on or before such date; or

(c)	by Parent, at any time prior to the Effective Time (notwithstanding the prior receipt of the Company Shareholder Approval), in the event the Company shall have breached any or defaulted under any of its representations, warranties, covenants or agreements under this Agreement such that the conditions set forth in Section 7.02 would not be satisfied, and such breach or default shall not have been cured within five (15) Business Days after the Company has received written notice of such breach from Parent (a “Company Default”);

(d)	by the Company, at any time prior to the Effective Time (notwithstanding the prior receipt of the Company Shareholder Approval), in the event Parent or Merger Sub shall have breached any or defaulted under any of their respective representations, warranties, covenants or agreements under this Agreement such that the conditions set forth in Section 7.03 would not be satisfied, and such breach or default shall not have been cured within five (15) Business Days after Parent has received written notice of such breach from the Company (a “Parent Default”); or

(e)	by Parent, at any time prior to the Effective Time, if there shall have occurred a Company Material Adverse Effect after the Effective Date; or

(f)	by the Company, at any time prior to the Effective Time, if there shall have occurred a Parent Material Adverse Effect after the Effective Date; or

(g)	by the Company in the event that the Company Shareholder Approval is not obtained.

Section 9.02 Notice of Termination; Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 9.01 shall be effective immediately upon the delivery of written notice of the terminating Party to the other Party or Parties, as applicable, setting forth the particular subsection of Section 9.01 pursuant to which this Agreement is being terminated. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall thereafter be of no further force or effect without liability of any Party or Parties, as applicable (or any director, officer, employee, Affiliate, agent or other representative of such Party or Parties) to any other Party or Parties hereto, as applicable, except (a) for the terms of Section 6.05, this Section 9.02, Section 9.03, Article X and Article XII, each of which shall survive the termination of this Agreement, and (b) nothing in this Agreement shall relieve any Party from liability for any breach of this Agreement prior to any such termination.

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Section 9.03 Termination Fees.

(a)	In the event that the Company terminates this Agreement pursuant to the provisions of Section 9.01(d), and only in such case, then Parent shall pay to Company, as full and complete satisfaction of any and all Losses and Expenses incurred by the Company and the Company Shareholders hereunder, the sum of $100,000 within fifteen (15) Business Days of such termination, and provided that if such amount is not paid as required, the Company shall be entitled to bring an action for specific performance, damages or a combination of specific performance and damages.

(b)	In the event that Parent terminates this Agreement pursuant to the provisions of Section 9.01(c), and only in such case, then the Company shall pay to Parent, as full and complete satisfaction of any and all Losses and Expenses incurred by Parent or Merger Sub hereunder, the sum of $100,000 within fifteen (15) Business Days of such termination, and provided that if such amount is not paid as required, Parent and Merger Sub shall be entitled to bring an action for specific performance, damages or a combination of specific performance and damages.

(c)	For the avoidance of doubt in the event of termination of this Agreement for any other reason other than as set forth in Section 9.01(c) or Section 9.01(d), no Party shall owe any other payments to any other Party hereunder.

Section 9.04 Specific Enforcement. Notwithstanding the foregoing, the Parties acknowledge and agree that (i) if the Company has the right to terminate this Agreement pursuant to the provisions of Section 9.01(d), the Company may elect not to terminate this Agreement and may instead seek to specifically enforce this Agreement pursuant to the provisions of Section 12.13(b); and (ii) if the Parent has the right to terminate this Agreement pursuant to the provisions of Section 9.01(c), Parent may elect not to terminate this Agreement and may instead seek to specifically enforce this Agreement pursuant to the provisions of Section 12.13(b).

Article X. The Shareholder Representative

Section 10.01 Appointment of Shareholder Representative. By virtue of the approval of the Merger and this Agreement by the Company Stockholder Approval, each of the Company Shareholders shall be deemed to have agreed to appoint the Shareholder Representative as its agent and attorney-in-fact, as the representative of, for and on behalf of, the Company Shareholders to take all actions under this Agreement that are to be taken by the Shareholder Representative, including to amend this Agreement, to waive any provision of this Agreement, to negotiate payments due pursuant to this Agreement, to give and receive notices and communications, to authorize payment to any Indemnified Party in satisfaction of claims by any Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, comply with orders of courts with respect to, and to assert any claims by any Indemnified Party against any Company Shareholder or by any such Company Shareholder against any Indemnified Party or any dispute between any Indemnified Party and any such Company Shareholder, in each case relating to this Agreement or the Transactions, and to take all other actions that are either (a) necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing or (b) specifically mandated by the terms of this Agreement. The Shareholder Representative may be changed by the Company Shareholders from time to time upon not less than thirty (30) days’ prior written notice to Parent and upon the prior written consent of holders of at least a two-thirds of the issued and outstanding Company Common Stock as of the Effective Date. In the event a vacancy in the position of Shareholder Representative exists for fifteen (15) or more days, Parent shall have the right to petition a court of competent jurisdiction to appoint a replacement Shareholder Representative. No bond shall be required of the Shareholder Representative, and the Shareholder Representative shall not receive any compensation for its services. Notices or communications to or from the Shareholder Representative shall constitute notice to or from the Company Shareholders.

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Section 10.02 Representations and Warranties of the Shareholder Representative. The Shareholder Representative represents and warrants to Parent that it has the irrevocable right, power and authority to enter into and perform this Agreement and to perform his obligations hereunder.

Section 10.03 Right to Rely. Until notified in writing by the Shareholder Representative that it has resigned or been replaced, Parent may rely conclusively and act upon the directions, instructions and notices of the Shareholder Representative. A decision, act, consent or instruction of the Shareholder Representative, including an amendment, extension or waiver of this Agreement, shall constitute a decision of the Company Shareholders and shall be final, binding and conclusive upon the Company Shareholders; and Parent may rely upon any such decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of the Company Shareholders. Parent is hereby relieved from any liability to any Person for any decision, act, consent or instruction of the Shareholder Representative.

Section 10.04 Powers and Authorization of the Shareholder Representative. The Company and the Company Shareholders each hereby authorize the Shareholder Representative to:

(a)	Receive all notices or documents given or to be given to the Company Shareholders pursuant hereto or in connection herewith or therewith and to receive and accept services of legal process in connection with any suit or proceeding arising under this Agreement;

(b)	Engage counsel, and such accountants and other advisors and incur such other expenses in connection with this Agreement and the Transactions as the Shareholder Representative may in its sole discretion deem appropriate (such expenses, the “Representative Expenses”); and

(c)	Take such action as the Shareholder Representative may in its sole discretion deem appropriate in respect of: (i) waiving any inaccuracies in the representations or warranties of Parent or Merger Sub contained in this Agreement or in any document delivered by Parent or Merger Sub pursuant hereto; (ii) taking such other action as the Shareholder Representative is authorized to take under this Agreement; (iii) receiving all documents or certificates and making all determinations, in its capacity as Shareholder Representative, required under this Agreement; and (iv) all such actions as may be necessary to carry out any of the Transactions, including the defense and/or settlement of any claims for which indemnification is sought pursuant to this Agreement and any waiver of any obligation of Parent or the Surviving Corporation.

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Article XI. Tax Matters

Section 11.01 Filing of Tax Returns; Payment of Taxes.

(a)	From and after the Closing Date, the Surviving Corporation shall cause to be timely prepared and filed with the appropriate Governmental Authority all Tax Returns of the Company for all Pre-Closing Tax Periods that are required to be filed after the Closing Date, including for those jurisdictions and Governmental Authorities that permit or require a short period Tax Return for the period ending on the Closing Date. Except as otherwise may be approved by the Shareholder Representative in its sole discretion, all such Tax Returns for any Pre-Closing Tax Period or Straddle Period must be prepared (i) in accordance with applicable Law and (ii) consistent with the past practices of the Company or the applicable Company Subsidiary except as otherwise required by applicable Law. The Shareholder Representative shall cooperate fully and promptly in connection with the preparation and filing of such Tax Returns, subject to the provisions of Section 11.01(b).

(b)	The Shareholder Representative will be given a reasonable opportunity, and in no event less than fifteen (15) Business Days, to review, comment upon, and approve any Tax Returns which relate to a Pre-Closing Tax Period or the Straddle Period or which could reasonably be expected to affect the Tax liability of a Company Shareholder (including any indemnification obligation with respect to Taxes pursuant this Agreement), such approval not to be unreasonably withheld, conditioned or delayed.

(c)	None of Parent or any of its Affiliates may (or after the Closing, may cause or permit the Company or the Company Subsidiaries to) amend, refile or otherwise modify (or grant an extension of any statute of limitations with respect to) any Tax Return relating in whole or in part to the Company or the Company Subsidiaries that relates to any Pre-Closing Tax Period except as otherwise required by applicable Law.

Section 11.02 Preparation and Filing of Pre-Closing and Post-Closing Period Tax Returns.

(a)	The Surviving Corporation shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns of the Company for all Post-Closing Periods that are required to be filed after the Closing Date. The Surviving Corporation shall permit the Shareholder Representative to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Shareholder Representative within 15 days of receipt of such Tax Returns.

(b)	The Surviving Corporation shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns of the Company for Tax periods that begin on or before the Closing Date and end after the Closing Date (each a “Straddle Period”). The Surviving Corporation shall permit the Shareholder Representative to review and comment upon such Tax Returns and shall make such revisions to such Tax Returns as are reasonably requested by the Stockholder Representative within 15 days of receipt of such Tax Returns.

Section 11.03 Cooperation on Tax Matters. Subject to the provisions of Section 11.04, Parent, the Company and the Shareholder Representative shall cooperate, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of Tax Returns required to be filed pursuant to this Article XI. Such cooperation will include the retention and (upon any other Party’s request) the provision of records and information that are reasonably required in connection with the preparation and filing of any such Tax Return. Parent and the Shareholder Representative will retain all books and records with respect to Tax matters pertinent to the Company relating to any Taxable Period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by Parent or the Shareholder Representative, any extensions thereof) of the respective Taxable Periods, and to abide by all Tax record retention agreements entered into with any Governmental Authority.

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Section 11.04 Amended Tax Returns. Any amended Tax Return or refund claim the Company was required by applicable Law to file but failed to so file relating to a Pre-Closing Tax Period or a Straddle Period of the Company that is prepared and filed after the Closing Date shall be filed by Parent only after giving the Shareholder Representative a reasonable opportunity to review and consent to such amended Tax Return or refund claim, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that if such amended Tax Return or refund claim could reasonably be expected to increase the Tax liability of a Company Shareholder (including any indemnification obligation with respect to Taxes pursuant to this Agreement), it will be reasonable for the Shareholder Representative to withhold consent from any such amendment or claim proposed by or on behalf of Parent to the extent that the Tax Return filings of the Company in the absence of filing such amended Tax Return or refund claim would be in accordance with applicable Law. Without the prior written consent of Shareholder Representative, Parent shall not make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of the Company or any Company Shareholder in respect of any Pre-Closing Tax Period.

Section 11.05 Audits and Contests with Respect to Taxes.

(a)	Parent and the Shareholder Representative will notify the other in writing within fifteen (15) Business Days after receipt by Parent or the Shareholder Representative of written or oral notice of any pending or threatened audit or assessment with respect to Taxes of the Company or the Company Subsidiaries relating to any Pre-Closing Tax Period or Straddle Period.

(b)	Parent shall control all audits and assessments with respect to Taxes occurring or received after the Closing Date, but to the extent that any such matter relates to a Pre-Closing Tax Period or the Pre-Closing portion of any Straddle Period that would increase the obligation of the Company Shareholders for Taxes, Parent agrees (i) to keep the Shareholder Representative reasonably informed of developments with respect to such audit or assessment, (ii) to negotiate with the relevant Governmental Authority for a resolution of such audit or assessment in good faith and in a manner that does not unfairly compromise Pre-Closing Taxes as compared to Post-Closing Taxes and (iii) to obtain the consent of the Shareholder Representative prior to the settlement of the portion of the audit or assessment relating to the Pre-Closing Tax Period, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 11.06 Transfer Taxes. Notwithstanding Section 11.01, all federal, state, local, foreign and other transfers, sales, use or similar Taxes applicable to, imposed upon or arising out of the Transactions shall be borne equally by Parent and the Company.

Article XII. General Provisions

Section 12.01 Fees and Expenses. Other than as specifically set forth herein, each Party shall bear its own fees and Expenses incurred in connection with this Agreement and the Transactions contemplated hereby, whether or not the Merger is consummated.

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Section 12.02 Amendment. Subject to applicable Law and the other provisions of this Agreement, this Agreement may be amended by the Parties at any time only by execution of an instrument in writing signed on behalf of each Party; provided, however, that in the event that the Company has received the Company Shareholder Approval, no amendment shall be made to this Agreement that requires the approval of the Company Shareholders under applicable Law without obtaining the Company Shareholder Approval of such amendment. After the Effective Time, the Company Shareholders agree that any amendment of this Agreement signed by the Shareholder Representative shall be binding upon and effective against all Company Shareholders whether or not they have signed such Amendment.

Section 12.03 Extension; Waiver. At any time and from time to time prior to the Effective Time, any Party may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of any other Party, (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such Party hereto contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right. For purposes of this Section 12.03, the Company Shareholders agree that any extension or waiver signed by the Shareholder Representative shall be binding upon and effective against all Company Shareholders whether or not they have signed such extension or waiver.

Section 12.04 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (i) three (3) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) two (2) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, or (iii) immediately upon delivery by email, by hand delivery or by facsimile (with a written or electronic confirmation of receipt), in each case to the intended recipient as set forth below:

(a)	if to Parent or Merger Sub:

Sugarmade, Inc.

Attn: Jimmy Chan

750 Royal Oaks Dr., Suite 108

Monrovia, CA 91016

Email: jimmy@sugarmade.com

with a copy (which shall not constitute notice) to:

Anthony L.G., PLLC

Attn: John Cacomanolis

625 N. Flagler Drive, Suite 600

West Palm Beach, FL 33401

Email: jcacomanolis@anthonypllc.com

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(b)	if to the Company or Shareholder Representative:

Lemon Glow Company

Attention: Ryan Santiago, CEO

801 S. Garfield Ave., Suite 338

Alhambra, CA 91803

Email: ryansantiago924@gmail.com

with a copy (which shall not constitute notice) in either case to:

CHH Law, P.C.

Attention: Frank Hwu

801 S. Garfield Ave., Suite 338

Alhambra, CA 91803

Email: counsel@chhllp.com

Section 12.05 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of all of the other Parties. Subject to the preceding sentence, this Agreement shall (i) be binding upon the Parties and their respective successors and permitted assigns and (ii) shall inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 12.06 Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Company Disclosure Schedules and the Exhibits hereto, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

Section 12.07 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the Parties, and no such relationship otherwise exists. No presumption in favor of or against any Party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

Section 12.08 Commercially Reasonable Efforts. Subject to the terms and conditions herein provided, each Party shall use their respective commercially reasonable efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable, and to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

Section 12.09 Further Assurances. From and after the Effective Date, each Party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such Party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

Section 12.10 Dispute Resolution.

(a)	If there is any dispute or controversy relating to this Agreement or any of the Transactions (each, a “Dispute”), such Dispute shall be resolved in accordance with this Section 12.10.

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(b)	The Party claiming a Dispute shall deliver to each of the other Parties a written notice (a “Notice of Dispute”) that will specify in reasonable detail the dispute that the claiming Party wishes to have resolved. In any such arbitration pursuant to this Section 12.10, the Shareholder Representative shall have the power to act for and to bind the Company Shareholders and Parent shall have the power to act for and to bind Merger Sub. If the Company, the Shareholder Representative and the Parent are not able to resolve the dispute within five (5) Business Days of a Party’s receipt of an applicable Notice of Dispute, then such Dispute shall be submitted to binding arbitration in accordance with this Section 12.10.

(c)	Any arbitration hereunder shall be conducted in accordance with the rules of the American Arbitration Association then in effect. The Shareholder Representative and the Parent shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator, and the three arbitrators shall resolve the Dispute. The arbitrators will be instructed to prepare in writing as promptly as practicable, and provide to the Parent and the Shareholder Representative, such arbitrators’ determination, including factual findings and the reasons on which the determination was based. The decision of the arbitrators will be final, binding and conclusive and will not be subject to review or appeal and may be enforced in any court having jurisdiction over the Parties. Each party shall initially pay its own costs, fees and expenses (including, without limitation, for counsel, experts and presentation of proof) in connection with any arbitration or other action or proceeding brought under this Section 12.10, and the fees of the arbitrators shall be share equally, provided, however, that the arbitrators shall have the power to award costs and expenses in a different proportion.

(d)	The arbitration shall be conducted in Los Angeles, California.

Section 12.11 Third Party Beneficiaries. Other than as specifically set forth herein, including in Article VIII, this Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder.

Section 12.12 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 12.13 Remedies.

(a)	Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

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(b)	The Parties hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or was otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the Parties acknowledge and hereby agree that in the event of any breach or threatened breach by a Party of any of its respective covenants or obligations set forth in this Agreement, any other Party shall be entitled to seek an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by such Party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement. Each Party hereby irrevocably and unconditionally waives any requirement for the securing or posting of any bond in connection with any such equitable or injunctive remedy.

Section 12.14 Governing Law. This Agreement and any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, the negotiation, execution, existence, validity, enforceability or performance of this Agreement, or for the breach or alleged breach hereof (whether in contract, in tort or otherwise) shall be governed by and construed and enforced in accordance with the laws of the State of California without regard to the conflicts of law principles thereof.

Section 12.15 Consent to Jurisdiction and Venue; Waiver of Jury Trial.

(a)	Each of the Parties hereby irrevocably submits to the personal jurisdiction of United States Federal Courts and the courts of the California, in each case located in Los Angeles County, California (the “Chosen Courts”) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in or contemplated by this Agreement, and in respect of the Transactions, or the negotiation, execution or performance hereof, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in the Chosen Courts or that any Chosen Court is an inconvenient forum or that the venue thereof may not be appropriate, or that this Agreement or any such document may not be enforced in or by such Chosen Court, and each of the Parties hereto irrevocably agrees that all claims, actions, suits and proceedings or other causes of action (whether at Law, in contract, in tort or otherwise) that may be based upon, arising out of or relating to this Agreement or any of the Transactions, or the negotiation, execution or performance hereof shall be heard and determined exclusively in the Chosen Courts. Each of the Parties hereby consents to and grants any such Chosen Court jurisdiction over the person of such Party and, to the extent permitted by Law, over the subject matter of such dispute and agrees that mailing of process or other papers in connection with any such action, suit or proceeding in the manner as may be permitted by Law shall be valid, effective and sufficient service thereof.

(b)	Each of the Parties acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any action, suit or proceeding directly or indirectly arising out of or relating to this Agreement or the Transactions. Each Party certifies and acknowledges that (i) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of such action, suit or proceeding, seek to enforce the foregoing waiver, (ii) each of the Parties understands and has considered the implications of this waiver, and (iii) each Party makes this waiver voluntarily.

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Section 12.16 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that (i) provided that Parent does not terminate this Agreement pursuant to the provisions herein, Parent shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which Parent is entitled at law or in equity; and (ii) provided that the Company does not terminate this Agreement pursuant to the provisions herein, the Company shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which the Company is entitled at law or in equity. In the event that specific performance is granted to a Party pursuant to the terms and conditions herein, such Party shall also be entitled to be awarded its costs and expenses (including reasonable attorneys’ fees and expenses) incurred solely in connection with obtaining such specific performance. The preceding sentence will not limit the right or ability of a Party seeking specific performance to recover damages, costs or expenses, under another provision of this Agreement or of any other document or agreement related hereto.

Section 12.17 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery (including, without limitation, in .pdf or other scan format) shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

[Signature Page Follows.]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the Effective Date.

Sugarmade, Inc.

By:	/s/ Jimmy Chan
Name:	Jimmy Chan
Title:	Chief Executive Officer, President, Secretary

Carnaby Spot Bay Corp

By:	/s/ Jimmy Chan
Name:	Jimmy Chan
Title:	President, Secretary

Lemon Glow Company

By:	/s/ Ryan Santiago
Name:	Ryan Santiago
Title:	Chief Executive Officer, President

By:	/s/ Sam Luu
Name:	Sam Luu
Title:	Secretary

Shareholder Representative: Ryan Santiago

By:	/s/ Ryan Santiago
Name:	Ryan Santiago

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